Exhibit 2.1

Execution Version

SECURITIES PURCHASE AGREEMENT

among

KNOLL, INC.,

HOLLY HUNT ENTERPRISES, INC.

HHM1 LLC

and

THE SHAREHOLDERS OF HOLLY HUNT ENTERPRISES, INC.

and

THE MEMBERS OF HHM1 LLC

dated

February 3, 2014

i

Article IV REPRESENTATIONS AND WARRANTIES OF BUYER		33
4.01	Organization	33
4.02	Power and Authority	33
4.03	Execution and Enforceability	33
4.04	No Breach, Default, Violation or Consent	34
4.05	Brokers	34
4.06	Sufficient Funds	34
4.07	Condition of Tangible Assets	34
4.08	Investment Representations	35
4.09	Solvency	35
4.10	Legal Proceedings	36
4.11	Independent Investigation	36

Article V Intentionally Omitted		37

Article VI CLOSING AND CLOSING CONDITIONS		37
6.01	Closing	37
6.02	Closing Deliveries by Sellers	37
6.03	Closing Delivery by Buyer	38

Article VII CERTAIN POST-CLOSING MATTERS		39
7.01	Non-Competition; Non-Solicitation; Non-Disparagement	39
7.02	Seller Release	40
7.03	Tax Matters	41
7.04	Access to Information	44
7.05	Employment	44
7.06	Director’s and Officer’s Liability	45
7.07	Seller Representation	46
7.08	Grant of Restricted Stock	46
7.09	Certain Privileges	46
7.10	Northern Trust Master Note	47

Article VIII INDEMNIFICATION		47
8.01	Indemnification by Sellers	47
8.02	Indemnification by Buyer	48
8.03	Third Party Claims	48
8.04	Notice and Satisfaction of Indemnification Claims	49
8.05	Duration of Certain Indemnification Obligations	50
8.06	Indemnification Threshold and Cap	50
8.07	Buyer’s Right of Setoff	51
8.08	No Circular Recovery	51
8.09	Other Limitations on Indemnification Provisions	51
8.10	Exclusive Remedy	52
8.11	Tax Treatment	52

Article IX GENERAL PROVISIONS		52
9.01	Assignment	52

ii

9.02	Confidentiality	52
9.03	Expenses	53
9.04	Further Assurances	54
9.05	Knowledge Parties	54
9.06	Notices	54
9.07	Publicity	55
9.08	Third Parties	55
9.10	Interpretation	55
9.11	Consent to Jurisdiction	56
9.12	Miscellaneous	56

iii

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made as of February 3, 2014, among HOLLY HUNT ENTERPRISES, INC., an Illinois corporation (the “Company”), HHM1 LLC, an Illinois limited liability company (“HHM1”), the Persons listed as Sellers on the signature page hereof (each a “Seller” and collectively, jointly and severally, the “Sellers”) and KNOLL, INC., a Delaware corporation (“Buyer”).  Capitalized terms used herein are defined in the text; an index of such terms is attached to the end of this Agreement.

PREAMBLE

Sellers are the owners of all of the issued and outstanding shares of the Company’s capital stock (the “Company Shares”) and the issued and outstanding membership interests of HHM1 (the “HHM1 Equity,” and together with the Company Shares, the “Shares”).  Sellers desire to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Sellers, all upon the terms and subject to the conditions set forth herein.  Therefore, the parties agree as follows with the intent to be legally bound.

AGREEMENT

Article I
PURCHASE AND SALE OF SHARES; SELLER REPRESENTATIVE

1.01                        Purchase and Sale of Shares.  On the Closing Date and subject to the terms and conditions of this Agreement, Sellers will sell to Buyer, and Buyer will purchase from Sellers, all of Sellers’ rights, title and interest in and to the Shares, free and clear of all Liens (other than Permitted Liens) (as defined in Section 2.19 below).

1.02                        Purchase Price.  The purchase price for the Shares (the “Purchase Price”) is One Hundred Nine Million Eighty Thousand U.S. Dollars ($109,080,000), which amount consists of (i) the Earn-Out Payments (as defined and payable pursuant to Section 1.03 below) and (ii) Ninety-Five Million U.S. Dollars ($95,000,000), minus the amounts paid as interest under the Table Notes (excluding any amount paid as interest after an Event of Default (as defined in the Table Notes)), minus the aggregate amount of all Company Debt, minus the aggregate amount of all Company Expenses that remain unpaid as of immediately prior to the Closing (the “Unpaid Company Expenses”) (such amount as adjusted in accordance with this Section 1.02, Section 1.04, Section 1.05 and Section 8.07, the “Closing Consideration”).  The Closing Consideration is payable by Buyer at the Closing as follows:

(a)                                 Buyer shall pay or cause to be paid by wire transfer of immediately available funds (i) to the Persons entitled thereto, the Company Debt designated to be paid on the “Company Debt Schedule” attached hereto as Schedule 1.02(a)(i) and (ii) to the Persons entitled thereto, the Unpaid Company Expenses in accordance with the “Unpaid Company Expenses Schedule” attached hereto as Schedule 1.02(a)(ii).  All payments of Company Debt and Company Expenses hereunder (including for the avoidance of doubt all amounts under the 2012 Holly Hunt Enterprises, Inc. Long Term Incentive Plan satisfied before Closing) shall be deemed to be paid directly by the Company immediately prior to the Closing and otherwise shall be deemed to have been paid by the Company immediately prior to the Closing for U.S. federal income tax purposes.  For purposes of this Agreement:

(i)                                     the term “Company Debt” shall mean the following items of the Company Parties that remain outstanding as of immediately prior to the Closing:  (A) all outstanding indebtedness for money borrowed from any Person including all principal and overdrafts, whether or not reflected on the face of the Company Parties’ balance sheets, together with all prepayment premiums, breakage costs or penalties and other amounts with respect to such indebtedness prepaid or becoming due as a result of this transaction, (B) all obligations in respect of purchase money liens and capitalized leases (calculated in accordance with GAAP), (C) indebtedness evidenced by any note, bond, debenture, mortgage or other similar debt instrument or debt security, (D) all commitments to assure a financial institution against loss (including contingent reimbursement obligations with respect to letters of credit or similar instruments), (E) any payment obligation under any existing interest rate, foreign exchange, commodities or other swap, hedge or other financial derivative instruments or agreement, (F) any off balance sheet financing, including synthetic leases and project financing, (G) the amount of any guarantees of indebtedness of the type described in clauses (A) through (G) above of any other Person and (H) all interest expense accrued but unpaid on or related to any such foregoing obligation; provided, however, notwithstanding the foregoing, Company Debt shall not include the line of credit or letters of credit issued by The Northern Trust Company designated to not be terminated on the “Company Debt Schedule” attached hereto as Schedule 1.02(a)(i)  (the “Northern LCs”).  Sellers shall cause the Company Parties to obtain such releases, termination statements and other documentation required by Buyer to confirm the termination of all documentation relating to the Company Debt.  In addition, at the Closing, Sellers shall provide collateral to secure the Northern LCs; provided, however, that Buyer shall or shall cause the Company to replace or otherwise collateralize the Northern LCs on or prior to December 31, 2016 and, at such time, shall cause all collateral provided by Sellers with respect thereto to be released and paid to Sellers; and

(ii)                                  the term “Company Expenses” means all fees and expenses incurred by or on behalf of any Company Party, the Seller Representative or any Seller (to the extent that any Company Party is responsible for such fees and expenses) in connection with or otherwise relating to or incurred in preparation for the transactions contemplated by this Agreement, including the negotiation, preparation or execution of this Agreement and the other Transaction Documents and the performance or consummation of the transactions contemplated hereby and thereby, including without limitation:  (A) any settlement of outstanding equity compensation, stay bonus, transaction bonus, severance pay or other amount payable to any employee, director, consultant or other service provider of the Company Parties as a result of the transactions contemplated hereby; (B) any fees of counsel, accountants, investment bankers, brokers, finders and other professional advisors, to the extent not satisfied prior to the Closing Date; (C) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or other third party on behalf of any Company Party other than as set forth in Section 9.03 hereof; (D) any fees or expenses associated with obtaining the release and termination of any Liens; and (E) the costs and expenses of the D&O Tail Insurance as provided in Section 7.06.

(b)                                 Subject to Section 7.09(b), Sellers hereby assume, or shall cause the Company Parties, from the proceeds of the Purchase Price, to terminate and satisfy in full, the obligations of the Company Parties listed on the “Excluded Liabilities Schedule” attached hereto as Schedule 1.02(b) (collectively, “Excluded Liabilities”);

(c)                                  Buyer shall pay the balance of the Closing Consideration (after giving effect to any payments or deductions pursuant to subsections (a) through (b) above), as follows: (i) Two Hundred Fifty Thousand U.S. Dollars ($250,000) of such balance shall be paid in immediately available funds to the Sellers set forth on Exhibit A, pro rata based on their ownership of HHMI Equity, to the account specified by each such Seller, and (ii) the remaining balance in the form of promissory notes issued (individually, a “Table Note” and collectively, the “Table Notes”), each in the form attached as Exhibit A, payable by Buyer to each of the Sellers.  Each Table Note shall have an initial principal amount equal to such remaining balance of the Closing Consideration multiplied by each Seller’s HHE Pro Rata Share, as provided on Schedule 1.02(c) attached hereto, and shall be payable to the account specified by each such Seller.  In addition, Buyer shall pay the Earn-Out Payment (if any) as provided in Section 1.03 below.  As used in this Agreement, a Seller’s “HHE Pro Rata Share” means the percentage specified as such Seller’s HHE Pro Rata Share on Schedule 1.02(c).

1.03                        Earn-Out.

(a)                                 Earn-Out.  Subject to Section 8.07 and subject to Closing, Buyer shall make earn-out payments to each Seller, in accordance with their Pro Rata Shares, in accordance with this Section (the “Earn-Out Payment”), if, and only if, the business of the Company Parties (the “Business”) achieves the Net Sales Target as set forth in this Section 1.03.

(b)                                 Net Sales Target.  For purposes of this Agreement, (i) the annual Net Sales Target is set forth on Schedule 1.03 for each of calendar years 2014, 2015 and 2016 (the “Net Sales Target”), and (ii) “Net Sales” shall be determined in accordance with GAAP applied in a manner consistent with that used by the Company Parties in preparing their historical financial statements, as specifically defined on Schedule 1.03 attached hereto.  As used herein, “GAAP” means United States generally accepted accounting principles or any successor system of accounting principles (such as international financial reporting standards) as set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), as in effect at the applicable time of determination and applied on a consistent basis.

(c)                                  Earn-Out Payments.  No later than February 15 of each calendar year 2015, 2016 and 2017, Buyer will prepare and deliver to the Seller Representative (i) the Company’s audited financial statements for the preceding fiscal year ending December 31 (each, an “Annual Financial Statement”), and (ii) a written statement setting forth the Buyer’s good faith calculation of the Net Sales for the preceding calendar year based upon the Annual Financial Statement and Schedule 1.03 (items (i) and (ii) shall be collectively referred to as the “Annual Statements”).  In the event the Net Sales Target is achieved for the applicable Earn-Out Period, the Earn-Out Payment shall be equal to the amounts set forth on Schedule 1.03.  The amount of Net Sales for the applicable calendar year shall be referred to herein as the “Annual Revenue Amount,” and the twelve (12) month period constituting the applicable calendar year shall be referred to herein as the “Earn-Out Period”.

(d)                                 No Proration; Catch-Up Payments.  The Earn-Out Payments will not be prorated for partial achievement of the Net Sales Target but catch-up payments will be permitted in calendar years 2016 and 2017 based on cumulative results of the then current and previous year(s) (an example of the catch up payment is set forth on Schedule 1.03).

(e)                                  Earn-Out Payment as Purchase Price.  The parties acknowledge and agree that the achievement by the Company Parties of the Net Sales Targets is a material factor in determining the valuation of the Company Parties by Buyer.  The Earn-Out Payment payable to Sellers pursuant to this Section 1.03 does not constitute payment for services, but rather constitutes part of the Purchase Price payable by Buyer in connection with the purchase of the Shares and shall be treated as such for all purposes, including for Tax purposes.

(f)                                   Earn-Out Payment Not Transferable and Not a Security.  No Seller may sell, exchange, transfer or otherwise dispose of his right to receive any portion of the Earn-Out Payment, other than by the laws of descent and distribution or succession.  The right of a Seller to a portion of the Earn-Out Payment, if any, shall not be represented by a certificate or other instrument, shall not represent an ownership interest in Buyer or either of the Company Parties and shall not entitle the Seller to any rights as a holder of any equity security of Buyer or the Company Parties.

(g)                                  Earn-out Period Access to Information.  Within thirty (30) days after the end of each quarter during each of the calendar years 2014, 2015 and 2016, Buyer shall deliver, or cause to be delivered, to the Seller Representative the unaudited quarterly financial statements of the Company Parties.  Within thirty (30) days after the end of each month during each of the calendar years 2014, 2015 and 2016, Buyer shall deliver, or cause to be delivered, to the Seller Representative a reasonably detailed report setting forth a good faith estimate of the Company Parties’ consolidated Net Sales for the month then ended, along with the supporting calculations therefor.  Further, once a year during the calendar years 2015, 2016, and 2017, the Seller Representative or its designee shall have the right, at the expense of Sellers and upon reasonable advance notice and during normal business hours, to conduct an audit of the Company Parties for purposes of reviewing and analyzing (A) the Net Sales performance of the Company Parties and (B) Buyer’s compliance with the provisions of this Section 1.03.  During any such audit, Buyer shall make available, or cause to be made available, to the Seller Representative or its designee all books, records, personnel and other assets of the Company Parties that the Seller Representative or its designee reasonably requests in connection with such audit; provided, that such audit does not unreasonably interfere with the normal business operations of the Company Parties.

(h)                                 Dispute Resolution.

(i)                                     After the Buyer’s delivery of each Annual Statement, the Seller Representative will have a period of twenty (20) Business Days within which to review such Annual Statement together with the calculations therein (the “Review Period”).  As part of such review, the Seller Representative and its advisors will have reasonable access during normal business hours to Buyer’s work papers and to the preparers of each Annual Statement and to the books and records on which each Annual Statement is based.  If the Seller Representative disagrees with the Buyer’s calculation of an Annual Revenue Amount, it shall notify Buyer in writing of such disagreement prior to the expiration of the Review Period, setting forth a specific description of the basis of the disagreement and a statement reflecting the adjustments to the Annual Revenue Amount which the Seller Representative believes should be made (the “Sellers’ Objections”).  If the Seller Representative does not provide a notice of the Sellers’ Objections within the Review Period, the Sellers and the Seller Representative shall be deemed to have accepted the calculation of the Annual Revenue Amount delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder.  For purposes of this Agreement, the term “Business Day” shall mean any day other than a Saturday, Sunday or day when banks are closed or authorized to be closed in the State of Illinois.

(ii)                                  If the Seller Representative does provide timely notice of the Sellers’ Objections, Buyer and the Seller Representative shall use commercially reasonable efforts for a period of twenty (20) Business Days (or such longer period as they may mutually agree in writing) to resolve any disagreements with respect to the calculation of the Annual Revenue Amount (the “Earn-Out Resolution Period”).  If, at the conclusion of the Earn-Out Resolution Period, any items remain in dispute, then each of Buyer and the Seller Representative shall submit their written position with respect to such items remaining in dispute to an independent accounting firm of recognized national or regional standing mutually acceptable to Buyer and the Seller Representative for resolution of the unresolved Sellers’ Objections or, if they cannot agree, a Big Four accounting firm chosen by lot (after elimination of those Big Four accounting firms having relationships with the parties) (the “Auditor”).  The Seller Representative and Buyer agree to execute, if requested by the Auditor, a reasonable engagement letter and the fees and expenses of the Auditor shall be allocated between Buyer, on the one hand, and the Sellers, on the other hand, based upon the percentage that the aggregate amount not awarded to the Sellers or Buyer bears to the aggregate amount actually contested by the Seller Representative (on behalf of the Sellers) or Buyer, as applicable.  Buyer and the Seller Representative will cooperate with the Auditor during its engagement.  The Auditor will consider only those items and amounts disputed on the Sellers’ Objections that Buyer and the Seller Representative have not been able to resolve.  The Auditor shall resolve such disagreements as promptly as practicable, but in any event within thirty (30) Business Days after the date on which such dispute is referred to the Auditor, and determine whether and to what extent (if any) Annual Revenue Amount (as determined pursuant to the foregoing requirements) requires adjustment.  Such determination shall be set forth in a written statement delivered to the Seller Representative and Buyer.  In making its determination, the Auditor shall (A) be bound by the terms and conditions of this Agreement, including without limitation the terms of this Section 1.03, and (B) not assign any value with respect to a disputed amount that is greater than the highest value for such amount claimed by either Buyer or the Seller Representative or that is less than the lowest value for such amount claimed by either Buyer or the Seller Representative.  The determination of the Auditor shall be final, conclusive and binding on the Sellers, the Seller Representative and Buyer, absent manifest error.  Buyer, the Company Parties, the Seller Representative and the Sellers shall make available to the Auditor all relevant work papers, books and records relating to the calculations submitted and all other information reasonably requested by the Auditor.  Each of Buyer and the Seller Representative will be afforded the opportunity to present to the Auditor any materials and position papers related to the determination and to discuss the determination with the Auditor; provided that no party shall initiate discussions with the Auditor without the other party being given an opportunity to participate in such discussion and each party shall provide the other party with copies of any such materials provided to the Auditor.

(iii)                               Within five (5) Business Days after the final determination of the Annual Revenue Amount and the Earn-Out Payment pursuant to this Section 1.03(h), Buyer shall pay in cash to each Seller his, her or its Pro Rata Share of the applicable Earn-Out Payment, by wire transfer of immediately available funds to the account or accounts designated by the Seller Representative.

(i)                                     Operation of the Business Following the Closing.  During the Earn-Out Periods, Buyer and the Company Parties shall (i) operate the Business in good faith, and (ii) not take actions with respect to the operation of the Business for the purpose of decreasing or otherwise frustrating the ability to achieve the maximum the Earn-Out Payment.

(j)                                    Acceleration Event.  Notwithstanding anything in this Section 1.03 to the contrary, if (i) a Sale of the Business (as defined below) is consummated prior to the payment in full of the Earn-Out Payments or (ii) Holly Hunt’s employment with the Company is terminated without Cause (as defined in the Employment Agreement) by the Buyer or any Company Party or (iii) Holly Hunt resigns from the Company due to a material breach by the Buyer or any Company Party of the Employment Agreement (each, an “Acceleration Event”), then Buyer will pay, within five (5) Business Days of such Acceleration Event, in cash, by wire transfer of immediately available funds, to each Seller his, her or its Pro Rata Share of any remaining Earn-Out Payments which have not yet been paid, including any catch-up payments subject to Section 1.03(d) hereof.  For purposes of this Section 1.03, “Sale of the Business” means any transaction or series of related transactions (whether structured as a stock sale, merger, consolidation, reorganization, asset sale, joint venture, issuance of equity securities or otherwise) after the date of this Agreement that results in the sale, transfer or issuance (as applicable) to an unaffiliated third party or group of third parties acting together of (x) all or substantially all of the assets of the Business or the Buyer or (y) the beneficial ownership of a majority of the issued and outstanding equity interests of the Buyer or any of the Company Parties.

1.04                        Working Capital Adjustment.

(a)                                 Not more than ten (10) Business Days prior to the Closing Date, the Seller Representative will, in good faith, prepare, or cause to be prepared, a statement which shall set forth a reasonably itemized calculation of the estimated Working Capital of the Company Parties expected as of the opening of business on the Closing Date based on the Company Parties’ then available financial information, based on GAAP applied in a manner consistent with that used by the Company Parties in preparing their historical financial statements.  The amount of Working Capital as estimated by the Sellers is Twelve Million Two Hundred Fifty Thousand U.S. Dollars ($12,250,000), which amount is hereinafter referred to as the “Estimated Working Capital.”  At the Closing, the Closing Consideration portion of the Purchase Price payable at Closing will be adjusted on a dollar-for-dollar basis as follows:  if Estimated Working Capital exceeds Twelve Million Two Hundred Fifty Thousand U.S. Dollars ($12,250,000) plus Two Hundred Fifty Thousand U.S. Dollars ($250,000) (the “Maximum Working Capital Target”), then the

Closing Consideration will be increased by the amount of such excess; if Estimated Working Capital is less than Twelve Million Two Hundred Fifty Thousand U.S. Dollars ($12,250,000) minus Two Hundred Fifty Thousand U.S. Dollars ($250,000) (the “Minimum Working Capital Target”), then the Closing Consideration will be decreased by the amount of such deficiency.  As used herein, “Working Capital” means (a) the current assets (but excluding cash, cash equivalents and the Excluded Assets) specifically listed on Exhibit B attached hereto, minus (b) the current liabilities (but excluding the Company Debt, Company Expenses and income tax liabilities) specifically listed on Exhibit B attached hereto.  By way of example, Exhibit B sets forth a balance sheet of the Company Parties as of the Current Financial Statement Date (the “Current Balance Sheet”) and a calculation of Working Capital as of such date as calculated therefrom.

(b)                                 Within sixty (60) days after the Closing Date, Buyer will prepare and deliver to the Seller Representative a consolidated balance sheet of the Company as of the opening of business on the Closing Date (as the same may be adjusted in accordance with this subsection, the “Closing Balance Sheet”), which balance sheet will be prepared in a manner consistent with that used in preparing the Current Balance Sheet, together with its calculation of Working Capital as of the opening of business on the Closing Date (as the same may be adjusted in accordance with this subsection, “Closing Working Capital”).  The Seller Representative will have twenty (20) Business Days after receiving Closing Balance Sheet and calculation of Closing Working Capital from Buyer to review the same and Buyer’s calculation of Closing Working Capital, and the process and procedures set forth in clauses (i) and (ii) of Section 1.03(h) shall apply to such review process and the resolution of any objection of Seller Representative to the Buyer’s calculation of Closing Working Capital.

(c)                                  All payments under this subsection will be made within thirty (30) days after Closing Working Capital has been finally determined.  All payments under this subsection to the Sellers will be made by Buyer via wire transfer of immediately available funds to the account or accounts designated by the Seller Representative.

(d)                                 If Closing Working Capital, as finally determined pursuant to this Section 1.04, is:

(i)                                     not more than the Maximum Working Capital Target or less than the Minimum Working Capital Target, and:

(1)                                 the Estimated Working Capital was not more than the Maximum Working Capital Target or less than the Minimum Working Capital Target, no adjustment to the Purchase Price will be made pursuant to this Section 1.04(d);

(2)                                 the Estimated Working Capital was more than the Maximum Working Capital Target, then Sellers shall pay to Buyer the amount by which the Estimated Closing Working Capital exceeds the Maximum Working Capital Target; or

(3)                                 the Estimated Working Capital was less than the Minimum Working Capital Target, then Buyer shall pay to each Seller his, her or its Pro Rata Share of the amount by which the Minimum Working Capital Target exceeds the Estimated Closing Working Capital;

(ii)                                  more than the Maximum Working Capital Target, and:

(1)                                 the Estimated Working Capital was not more than the Maximum Working Capital Target or less than the Minimum Working Capital Target, then Buyer shall pay to each Seller his, her or its Pro Rata Share of the amount by which Closing Working Capital exceeds the Maximum Working Capital Target;

(2)                                 the Estimated Working Capital was less than the Minimum Working Capital Target, Buyer shall pay to each Seller his, her or its Pro Rata Share of the sum of: (A) the amount by which the Closing Working Capital exceeds the Maximum Working Capital Target; and (B) the amount by which the Minimum Working Capital Target exceeds the Estimated Closing Working Capital;

(3)                                 the Estimated Working Capital was more than the Maximum Working Capital Target but less than the Closing Working Capital, then Buyer shall pay to each Seller his, her or its Pro Rata Share of the amount by which Closing Working Capital exceeds the Estimated Working Capital; or

(4)                                 the Estimated Working Capital exceeds the Closing Working Capital, then Seller shall pay to Buyer the amount by which the Estimated Closing Working Capital exceeds the Closing Working Capital;

(iii)                               less than the Minimum Working Capital Target, and

(1)                                 the Estimated Working Capital was not more than the Maximum Working Capital Target or less than the Minimum Working Capital Target, then Sellers shall pay to Buyer the amount by which the Minimum Working Capital Target exceeds Closing Working Capital;

(2)                                 the Estimated Working Capital was less than the Minimum Working Capital Target and is less than the Closing Working Capital, Buyer shall pay to each Seller his, her or its Pro Rata Share of the amount by which Closing Working Capital exceeds the Estimated Working Capital;

(3)                                 the Estimated Working Capital was less than the Minimum Working Capital Target but is more than the Closing Working Capital, then Sellers shall pay to Buyer the amount by which the Estimated Working Capital exceeds Closing Working Capital; or

(4)                                 the Estimated Working Capital was more than the Maximum Working Capital Target, Sellers shall pay to Buyer the sum of: (A) the amount by which the Estimated Working Capital exceeds the Maximum Working Capital Target; and (B) the amount by which the Minimum Working Capital Target exceeds the Closing Working Capital.

1.05                        Cash and Deposit Adjustment.

(a)                                 As used herein, “Closing Date Cash” means the cash and cash equivalents of the Company Parties as of the Closing (which shall not include any portion of the Purchase Price paid by Buyer to the Company Parties at the direction of Sellers), calculated (i) excluding issued but uncleared checks and drafts of the Company Parties, and (ii) including the amount of any checks and drafts deposited for the account of a Company Party but not yet cleared (as used herein, “drafts” includes both written and electronic fund transfer orders).  Not more than five (5) Business Days prior to the Closing Date, the Seller Representative will, in good faith, prepare, or cause to be prepared, a statement which shall set forth a reasonably itemized calculation of the estimated Closing Date Cash of the Company Parties expected as of the opening of business on the Closing Date based on GAAP applied in a manner consistent with that used by the Company Parties in preparing their historical financial statements.  The amount of Closing Date Cash as estimated is hereinafter referred to as “Estimated Closing Date Cash.”

(b)                                 At the Closing, the Closing Consideration portion of the Purchase Price payable at Closing will be adjusted on a dollar-for-dollar basis as follows:  if Estimated Closing Date Cash exceeds Three Million Five Hundred Thousand U.S. Dollars ($3,500,000) (the “Deposit Cash Requirement”), then the Closing Consideration will be increased by the amount of such excess; if Estimated Closing Date Cash is less than the amount of the Deposit Cash Requirement, then the Closing Consideration will be decreased by the amount of such deficiency.

(c)                                  Within sixty (60) days after the Closing Date, Buyer will prepare and deliver to the Seller Representative its calculation of Closing Date Cash as of the opening of business on the Closing Date (as the same may be adjusted in accordance with this subsection, “Final Closing Date Cash”).  The Seller Representative will have twenty (20) Business Days after receiving Buyer’s calculation of the Final Closing Date Cash to review the Buyer’s calculation of Final Closing Date Cash and raise any objections thereto, and the process and procedures set forth in clauses (i) and (ii) of Section 1.03(h) shall apply to such review process and the resolution of any objection of the Seller Representative to Buyer’s calculation of Final Closing Date Cash.

(d)                                 If Final Closing Date Cash, as finally determined pursuant to this Section 1.05, is (i) less than the Estimated Closing Date Cash, then Sellers will pay to Buyer the amount of such deficiency or (ii) greater than the Estimated Closing Date Cash, then Buyer will pay to Sellers the amount of such excess.  All payments under this subsection will be made within thirty (30) days after Final Closing Date Cash has been finally determined.  All payments under this subsection to the Sellers will be made by Buyer via wire transfer of immediately available funds to the account or accounts designated by the Seller Representative.

1.06                        Seller Representative.

(a)                                 Effective as of the Closing Date, each Seller, for itself or himself and for its or his successors and assigns, hereby irrevocably makes, constitutes and appoints Holly Hunt as such Seller’s agent and attorney-in-fact as Seller Representative, with full power of substitution to act for and on behalf of such Seller with respect to any claim or matter arising on or after the Closing Date under the Transaction Documents (the “Seller Representative”), and Holly Hunt hereby accepts such appointment.  Each Seller acknowledges that the appointment of Holly Hunt as the Seller Representative is coupled with an interest and may not be revoked.  All decisions, actions, consents and instructions by the Seller Representative shall be binding upon all of the Sellers, and no Seller shall have the right to object to, dissent from, protest or otherwise contest the same.  Buyer shall be entitled to rely on any decision, action, consent, notice or instruction of the Seller Representative as being the decision, action, consent or instruction of the Sellers, and Buyer is hereby relieved from any liability to any Person for acts done by them in accordance with any such decision, act, consent or instruction.  Immediately upon the approval of this Agreement by the requisite vote or written consent of the Sellers, the Sellers shall jointly and severally release, indemnify and hold harmless Buyer and its Affiliates, successors and assigns, from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with Seller Representative’s exercise of its authority pursuant to this Section 1.06.

(b)                                 In furtherance of the appointment of the Seller Representative, each Seller, fully and without restriction:  (i) agrees to be bound by all notices given and received and agreements and determinations made by and documents executed and delivered by the Seller Representative under the Transaction Documents; and (ii) authorizes the Seller Representative to (A) deliver to Buyer all certificates and documents to be delivered to Buyer by Sellers pursuant to the Transaction Documents, together with any certificates and documents executed by Sellers and deposited with the Seller Representative for such purpose, (B) dispute or refrain from disputing any claim made by Buyer under the Transaction Documents and receive from Buyer service of process, (C) negotiate and compromise any dispute which may arise under the Transaction Documents and, if necessary, amend the Transaction Documents in order to give effect to such compromise, (D) pay any amounts due Buyer from Sellers under the Transaction Documents, (E) exercise or refrain from exercising any remedies available to Sellers under the Transaction Documents, (F) sign any releases or other documents with respect to any such dispute or remedy, (G) waive any condition contained in the Transaction Documents, (H) give such notices and instructions and do or refrain from doing such other things as the Seller Representative, in its sole discretion, deems necessary or appropriate to carry out the provisions of the Transaction Documents, (I) receive all amounts payable by Buyer to Sellers under the Transaction Documents on behalf of Sellers and, subject to the Seller Representative’s other responsibilities under this subsection, pay to each Seller such Seller’s Pro Rata Share of such amounts (unless otherwise provided in this Agreement), (J) pay out of funds coming into the hands of the Seller Representative from Buyer all fees and expenses of Sellers (and of the Seller Representative acting in such capacity) incurred in connection with the transactions contemplated by the Transaction Documents, including without limitation the fees and expenses of counsel, accountants, investment bankers and other professional advisors retained by or on behalf of Sellers in connection with such transactions, (K) retain such counsel, accountants and other professional advisors as the Seller Representative reasonably deems necessary to assist it in the performance of its duties hereunder and pay the fees, costs and expenses thereof out of the funds coming into the hands of the Seller Representative, (L) retain out of funds coming into the hands of the Seller Representative from or on behalf of Buyer such amounts as the Seller Representative, in its sole discretion, deems appropriate to be held as reserves for expected or potential future expenses or liabilities of Sellers hereunder, and (M) take such actions with respect to matters relating to Taxes that are contemplated by this Agreement.  Except for any obligations for which Sellers are severally, but not jointly, liable, payments made by the Seller Representative under this subsection will be considered to be paid by all Sellers in accordance with their respective Pro Rata Shares.  As used in this Agreement, a Seller’s “Pro Rata Share” means the percentage specified as such Seller’s Pro Rata Share on Schedule 2.05.  No bond shall be required of the Seller Representative, and the Seller Representative shall not receive any compensation for its services.  Notices or communications to or from the Seller Representative after the Closing in connection with any disputes or claims under Article VIII shall constitute notice to or from the Sellers.

(c)                                  If the Seller Representative resigns, ceases to be a legal entity (if applicable), dies or becomes incapacitated, his, her or its successor will, upon written notice to Buyer, be appointed within fifteen (15) days of such event by Sellers owning a majority of the Shares immediately prior to the Closing.  The decisions and actions of any successor Seller Representative will be, for all purposes, those of the Seller Representative as if originally named herein.  The death or incapacity of any Seller will not terminate the authority and agency of the Seller Representative.  Any successor Seller Representative will provide Buyer with prompt written notice of its or his appointment.

(d)                                 Buyer will be entitled to rely exclusively on the Seller Representative’s authority for all purposes hereunder, including without limitation upon any communication given or other action taken by the Seller Representative and will not be liable to Sellers or any other Person for any action taken or not taken in reliance upon the Seller Representative.  Buyer will not be obligated to inquire as to the authority of the Seller Representative with respect to the taking of any action that the Seller Representative takes on behalf of Sellers.  Payment of the Purchase Price to the Seller Representative, or any other amount due to Sellers hereunder, shall constitute payment to each Seller by Buyer.  Buyer shall have no obligation to distribute, or liability with respect to the distribution of, the Purchase Price or any other payment, other than to the Seller Representative, and shall have no liability for the allocation of the Purchase Price or any other payment by the Seller Representative among Sellers.

(e)                                  The Seller Representative shall not be liable to the Sellers for actions taken pursuant to this Agreement or the Transaction Documents, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted willful misconduct or fraud.  Except in cases where a court of competent jurisdiction has made such a finding, the Sellers shall jointly and severally release, indemnify and hold harmless the Seller Representative from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Seller Representative under this Agreement, the Transaction Documents or otherwise.

1.07                        Section 338(h)(10) Election.  Sellers and Buyer agree to join in making elections under Section 338(h)(10) of the Code and any corresponding or similar provision of state and local Governmental Rules with respect to treating the purchase and sale of the Company Shares as an asset sale for Tax purposes, and Sellers and Buyer shall cooperate in the preparation and filing of any IRS Forms 8023 and any other Tax forms or filings necessary to effect such elections based on the Allocation Schedule attached hereto as Exhibit C (the “Allocation Schedule”); provided that, subject to the terms of this Section 1.07, the preparation and timely filing of the IRS Form 8023 any other such Tax forms shall be the responsibility of Buyer.  No party shall take any action (i) inconsistent with the treatment of these transactions as a “qualified stock purchase” within the meaning of Section 338(d)(3) of the Code or (ii) which would otherwise make elections under Section 338(h)(10) unavailable.  Sellers and Buyer shall, in no event later than five (5) days prior to the due date for filing IRS Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases), exchange completed and executed copies of IRS Form 8023, required schedules thereto, and any similar state and local forms requested by Buyer to be filed.  All such forms shall be drafted by Buyer and submitted to Sellers for their review and approval, which shall not withheld or delayed so long as such forms are in conformance with the Code and applicable Governmental Rules.  The Seller Representative and Buyer shall be responsible for revising the Allocation Schedule upon the occurrence of any events requiring an adjustment thereto under the Code, and such Allocation Schedule shall be so revised after the final determination of Closing Working Capital and Final Closing Date Cash solely to the extent necessary to reflect any difference between such amounts and the related line items in the Allocation Schedule (along with any resultant upward or downward adjustment to Goodwill).  Except as may be required pursuant to a final “determination” under Section 1313 of the Code, none of the parties shall (i) take any Tax position inconsistent with the allocation set forth in the Allocation Schedule as finally determined (and each of the parties shall reflect such allocation where relevant in all Tax filings) or (ii) take, or fail to take, any action to the extent such action or failure to act, as the case may be, is inconsistent with or would otherwise prejudice any Section 338(h)(10) election.

Article II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure schedules attached hereto (it being understood that (x) each disclosure schedule shall qualify the specifically identified sections or subsections hereof to which such disclosure schedule relates (and shall not in and of itself constitute, and shall not in and of itself be deemed as constituting, representations, warranties or covenants of the Company, HHM1 or any Seller) and any other section or subsection hereof to the extent it is readily apparent on its face that such disclosure is applicable to such other sections and subsections (notwithstanding the omission of a reference or cross-reference thereto) and (y) the mere inclusion of an item in the disclosure schedule as an exception to a representation and warranty shall not be deemed an admission or representation that such item represents a material fact, event or circumstance or an admission of any liability or obligation to any Person or that such item has or would reasonable be expected to have a Material Adverse Effect), the Company, HHM1 and the Sellers, jointly and severally, each represents and warrants to Buyer as follows, as of the date hereof and as of the Closing Date:

2.01                        Organization and Qualification.  Each of the Company, HHM1 and the direct and indirect subsidiaries of the Company and HHM1 listed on Schedule 2.01 (each a “Subsidiary” and, together with the Company and HHM1, each a “Company Party” and together the “Company Parties”) is an entity duly organized, validly existing and in good standing in its jurisdiction of organization as set forth on Schedule 2.01.  Each Company Party is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its business makes such qualification necessary, except to the extent that the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and all of such jurisdictions are listed on Schedule 2.01.  Each Company Party is and at all times has been in compliance with its organizational documents (correct and complete copies of which have been delivered to Buyer).  The Company Parties have delivered to Buyer complete and correct copies of their stock ledger and minute books.  The stock ledgers of the Company Parties are complete, accurate and current and the minute books of the Company Parties are complete, accurate and current in all material respects.  At the Closing, all such minute books and stock books will be in the possession of the Company and located at the Company’s principal executive office.

As used in this Agreement, “Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to (a) the business, operations, financial condition or prospects of the Company Parties taken as a whole or (b) the ability of any Company Party or any Seller to perform its or his or her obligations under the Transaction Documents; provided that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Material Adverse Effect:  (i) changes in Governmental Rules or GAAP or official interpretations thereof which do not have a disproportionate effect (relative to other participants in the industry or markets in which they operate) on the Company Parties taken as a whole; (ii) actions or omissions of the Company Parties or the Sellers taken with the written consent of Buyer in contemplation of the transactions contemplated hereby; (iii) the announcement of the execution of this Agreement or the pendency of consummation of the transactions contemplated herein (including the threatened or actual impact on relationships of any Company Party with customers, vendors, suppliers or distributors); (iv) macroeconomic factors, political conditions, general financial market and credit related conditions (including without limitation any disruption thereof or any decline in the price of any security or market index), suspensions of trading, banking moratoriums, natural disasters, war (whether or not declared), terrorism or hostilities, or the escalation of war, terrorism or hostilities which, in each case, do not have a disproportionate effect (relative to other participants in the industry or markets in which the Company Parties compete) on the Company Parties taken as a whole; or (v) the failure, in and of itself, of the Company Parties to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics.

2.02                        Power and Authority.  Each Company Party has the requisite power and authority to own its assets and to conduct its business as presently conducted and as presently planned to be conducted.  Each Company Party has the requisite power and authority to execute, deliver and perform the Transaction Documents to which it is a party.

2.03                        Execution and Enforceability.  This Agreement and the other Transaction Documents to which the Company or HHM1 is a party have been, duly and validly executed and delivered by the Company or HHM1, as applicable, and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of the Company or HHM1 enforceable against the Company or HHM1, as applicable, in accordance with their respective terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by equitable principles, relating to or limiting the rights of creditors generally and (b) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies.

2.04                        No Breach, Default, Violation or Consent.  Except as set forth on Schedule 2.04, the execution, delivery and performance by the Company, HHM1 and Sellers of the Transaction Documents do not and will not:

(a)                                 violate the organizational documents of any Company Party;

(b)                                 breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any Business Agreement or Business Permit;

(c)                                  result in the creation of any Lien (other than Permitted Liens) on assets of any Company Party;

(d)                                 breach or otherwise violate any order, writ, judgment, award, consent, injunction or decree issued by any Governmental Authority (each a “Governmental Order”) which names any Company Party or is directed to any Company Party or any of their respective assets; for purposes of this Agreement, “Governmental Authority” means any federal, state, regional, municipal or local government, or other political subdivision thereof, U.S. or foreign, or any entity, authority, agency, court, representative or Person exercising executive, legislative, judicial, regulatory or administrative functions on behalf of such governmental entity or political subdivision;

(e)                                  violate any statute, law (including common law), ordinance, rule, regulation, ordinance or code or other requirement of law of any Governmental Authority (each a “Governmental Rule”); or

(f)                                   require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any person or entity (each a “Person”), other than such filings and approvals as are required under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 and the regulations promulgated thereunder, as amended (the “HSR Act”);

except in the case of clauses (a), (b) and (f) above, for such matters as would not, individually or in the aggregate, be likely to have a Material Adverse Effect on the Company Parties’ or the Sellers’ ability to perform its obligations under the Transaction Documents.

2.05                        Capitalization.

(a)                                 The authorized capital stock of the Company consists of thirty-five thousand (35,000) shares of Class A common stock, of which twenty-nine thousand seventy-eight and five-tenths (29,078.5) shares are issued and outstanding on the date hereof and three hundred fifteen thousand (315,000) shares of Class B common stock, of which two hundred sixty-one thousand seven hundred six and five-tenths (261,706.5) shares are issued and outstanding on the date hereof.  There are eight hundred (800) membership units of HHM1 issued and outstanding on the date hereof.  The foregoing shares and units noted as issued and outstanding on the date hereof in the two preceding sentences constitute the “Shares.”  Schedule 2.05 sets forth (i) the ownership of the Shares and (ii) each Seller’s Pro Rata Share.  The Shares constitute all of the issued and outstanding shares of the Company’s capital stock and HHM1’s membership interests.

(b)                                 Schedule 2.05 sets forth (i) the authorized capitalization of each Subsidiary, (ii) the number of equity securities of each Subsidiary which are issued and outstanding and (iii) the ownership of such equity securities.  Such equity securities were duly authorized and validly issued, are fully paid and non-assessable and constitute all of the issued and outstanding equity securities of each Subsidiary.  Except for the Subsidiaries, the Company does not own directly or indirectly any other subsidiaries or any other equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

(c)                                  The Sellers, the Company Parties or a Subsidiary, as applicable, has good title to all of such equity securities, free and clear of all Liens (other than Permitted Liens).  Except for the Shares and except as set forth in Schedule 2.05, no Company Party has issued or agreed to issue any:  (i) share of capital stock or other equity or ownership interest; (ii) option, warrant or interest convertible into or exchangeable or exercisable for the purchase of shares of capital stock or other equity or ownership interests; (iii) stock appreciation right, phantom stock, interest in the ownership or earnings of any Company Party or other equity equivalent or equity-based award or right; or (iv) bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote.  Each outstanding share of capital stock or other equity or ownership interest of the Company Parties is duly authorized, validly issued, fully paid and nonassessable.  All of the aforesaid shares or other equity or ownership interests have been offered, sold and delivered by the applicable Company Party in compliance with all applicable federal and state securities laws.  Except as set forth in Schedule 2.05, there are no outstanding obligations of a Company Party to issue, sell or transfer or repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of, or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of any Company Party.  No shares of capital stock or other equity or ownership interests of any Company Party have been issued in violation of any rights, agreements, arrangements or commitments under any provision of applicable Governmental Rule, the certificate of incorporation or bylaws or equivalent organizational documents of the applicable Company Party or any Business Agreement.

(d)                                 Except for the equity securities of the Subsidiaries disclosed on Schedule 2.05, the assets of the Company Parties do not include any stock, partnership interest, joint venture interest or other equity interest in any other Person.

2.06                        Financial Matters.

(a)                                 The books of account and other financial records of the Company Parties, all of which have been made available to Buyer, are correct and complete in all material respects.  The Company Parties do not engage in or maintain any off-the-books accounts or transactions.

(b)                                 The Company has previously delivered to Buyer correct and complete copies of (i) the Company’s audited consolidated balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended December 31, 2012, including the footnotes thereto and (ii) the Company’s unaudited consolidated interim balance sheet and statements of income, retained earnings and cash flows as of and for the eleven (11) months ended November 30, 2013 (the “Current Financial Statements” and, together with the items described in clause (i) above, the “Financial Statements”).  The Financial Statements fairly present, in all material respects, the financial condition of the Company Parties as at the end of the periods covered thereby and the results of their operations and the changes in their financial position for the periods covered thereby, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby subject, in the case of the Current Financial Statements, to year-end audit adjustments (which will not be material except as otherwise disclosed on Schedule 2.06) and the lack of footnotes and other presentation items.

(c)                                  Except as and to the extent otherwise disclosed in the Current Financial Statements or on Schedule 2.06, the Company Parties have no liabilities of any nature whatsoever (whether accrued, contingent, absolute, matured, unmatured, determined, determinable or otherwise), other than (i) executory obligations under Business Agreements which are not required to be set forth in the Current Financial Statements in accordance with GAAP and (ii) liabilities incurred in the ordinary course of business since the date of the Current Financial Statements (the “Current Financial Statement Date”).

2.07                        Tax Matters.  Except as otherwise disclosed on Schedule 2.07:

(a)                                 all returns, declarations, reports and information statements with respect to Taxes which are required to be filed by or on behalf of any Company Party with any Governmental Authority, including without limitation any consolidated, combined or unitary Tax returns (collectively, “Tax Returns”), have been properly and timely prepared and filed and correctly state such Company Party’s Tax liability in all material respects.  No Company Party has requested or obtained any extension of time within which to file any Tax Return except as to a Tax Return that has since been timely filed;

(b)                                 the Company Parties have paid, or have made adequate reserves on their books for the payment of, all taxes, charges, fees, levies and assessments (whether computed on a separate, consolidated, combined, unitary or other basis), including without limitation all income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, net worth, business and occupation, disability, social security, employment, occupation, payroll, license, estimated, stamp, custom duties, tariff, severance, environmental and withholding taxes or charges, unclaimed property and escheat obligations, imposed by any Governmental Authority, and any interest or penalties thereon (collectively, “Taxes”), shown to be due on such Tax Returns;

(c)                                  the reserves and provisions for Taxes on the Current Financial Statements of the Company Parties are adequate for all fiscal periods covered thereby;

(d)                                 no Company Party has received written notice from any Governmental Authority in the last six (6) years (i) of any proposed assessment of any additional Taxes or (ii)

which claims that such Company Party is subject to payment or collection of Taxes in a jurisdiction in which such Company Party does not file Tax Returns, in each case which remains unresolved;

(e)                                  no Company Party is currently being audited by any Governmental Authority, and no such audit is pending or, to the Company’s knowledge, threatened;

(f)                                   no Company Party has given any waiver or extension of any period of limitation governing the time of assessment or collection of any Tax, except for waivers or extensions no longer in effect;

(g)                                  Schedule 2.07 lists all audits of all Tax Returns since December 31, 2008, including a description of the nature and, if completed, the outcome of each such audit.  The Company has delivered to Buyer copies of any reports, statements of deficiencies, or similar items with respect to such audits;

(h)                                 no Company Party is party to any contract or agreement relating to the sharing, allocation or payment of, or indemnity for, any Taxes, nor is a party any similar agreement with any other Person, other than contracts or agreements entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes;

(i)                                     each Company Party has complied in all material respects with all Governmental Rules relating to the withholding of Taxes, has timely paid over to the proper Governmental Authority all material amounts required to be withheld and has provided all required information statements to payees related to the withholding of Taxes as required by Governmental Rules;

(j)                                    for any Taxable period with respect to which the statute of limitations has not expired, no Company Party has been included on a consolidated, combined, affiliated or unitary Tax Return other than a Tax Return of which the Company is the common parent.  No Company Party has any liability for the Taxes of any other Person other than a Company Party as a transferee or successor or by contract or otherwise;

(k)                                 no written claim has been made during the past six (6) years by a Governmental Authority in a jurisdiction where any Company Party does not (or at the time of receipt of such claim did not) file Tax Returns that any Company Party is or may be subject to taxation or Tax withholding or collection obligations by or in such jurisdiction;

(l)                                     as a result of the transactions contemplated by the Transaction Documents, no payment has been or will be made that is non-deductible pursuant to Code Section 280G or that will result in an excise tax under Code Section 4999;

(m)                             none of the Company Parties is a party to any “reportable transaction” within the meaning of Section 6707A(c)(2) of the Code;

(n)                                 The Company has been a validly electing subchapter S corporation within the meaning of Section 1361 and 1362 of the Code at all times since January 1, 2004 and the Company will be an S corporation up to the Closing in each case for federal Tax purposes and, in each state in which the Company has filed a Tax Return and that allows a corporation to be treated as an S corporation, for Tax purposes in each such state.  The Company has not, in the past 10 years, (a) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (b) acquired the stock of any corporation that is a qualified subchapter S subsidiary.  The Company shall not be liable for any Tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement; and

(o)                                 No Company Party will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing Date, or any other deferral of revenue for Tax purposes.  For any taxable period (or portion thereof) ending after the Closing Date, the Company will not be subject to an agreement to and will not be required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company prior to the Closing, and no Governmental Authority has proposed in writing any such change in accounting method.

2.08                        Litigation and Governmental Orders.

(a)                                 Except as otherwise disclosed on Schedule 2.08, there is no pending or, to the Company’s knowledge, threatened investigation, action, suit, claim, arbitration or other proceeding against or affecting any Company Party or any of their respective assets or properties, or any of their officers or directors in their capacity as such, by or before any Governmental Authority or arbitrator.  Schedule 2.08 sets forth a correct and complete list of each investigation, action and proceeding (i) described in the preceding sentence or (ii) in which any Company Party is the plaintiff or initiating party, together with the parties thereto, the alleged basis therefor, the relief sought therein and the current status thereof.

(b)                                 Schedule 2.08 sets forth a correct and complete list of all Governmental Orders by which any Company Party or any of their respective assets is bound, together with the Governmental Authority who issued the same and the subject matter thereof.  The Company Parties are and at all times since inception have been in compliance with all such Governmental Orders.

2.09                        Organizational Documents and Governmental Rules.  Each Company Party is in compliance in all material respects with (a) its organizational documents (correct and complete copies of which have been delivered to Buyer) and (b) all Governmental Rules applicable to such Company Party or its business or assets.  During the past five (5) years, no Company Party has received any written notice of or, to the Company’s knowledge, been charged with the violation of any Governmental Rules.  To the Company’s knowledge, no Company Party is under investigation with respect to the violation of any Governmental Rules or Governmental Orders and there are no facts or circumstances that could form the basis for any such investigation or violation.

2.10                        Business Permits.  Schedule 2.10 sets forth a correct and complete list of all material governmental permits, licenses, franchises, certificates, authorizations, consents and approvals which have been obtained by any Company Party and are currently in effect (collectively, the “Business Permits”) and indicates for each whether any consent or other action is required in order for the same to remain in full force and effect following the Closing.  The Business Permits have been validly acquired, are in full force and effect and represent all material governmental permits, licenses, franchises, certificates, authorizations, consents and approvals necessary under applicable Governmental Rules for the Company Parties to conduct their respective businesses as currently conducted and to own, occupy or use their respective assets.  No material violations have been recorded against any Business Permit, no material citation, notice or warning has been issued by any Governmental Authority with respect to any Business Permit, no investigation or hearing has been held by or before any Governmental Authority with respect to any Business Permit, no Company Party has received written notice from any Governmental Authority that it intends to cancel, revoke, terminate, suspend or not renew any such Business Permit.  The Company Parties are in compliance in all material respects with the Business Permits.  The Company Parties are in compliance in all material respects with the Business Permits and no event has occurred that, with notice or the lapse of time or both, could constitute a default or violation in any material respect of a Business Permit.  No Company Party has received written notice that the Person issuing or authorizing any such Business Permit intends to suspend or terminate or will refuse to renew or reissue any such Business Permit upon its expiration.  There is no action or proceeding pending or, to the Company’s knowledge, threatened relating to the suspension, revocation, modification or nonrenewal of any of the Business Permits.  None of the Business Permits will be in any material respect impaired, limited or otherwise affected by the consummation of the transactions contemplated hereby.

2.11                        Environmental Matters.  Schedule 2.11 sets forth a correct and complete list of all reports of environmental audits or investigations which have been performed on behalf of any Seller or any Company Party, or which are otherwise in any Seller’s or any Company Party’s possession, with respect to any real property now or previously owned, leased, occupied or used by any Company Party, and the Company has delivered correct and complete copies of such reports to Buyer.  Except as otherwise disclosed on Schedule 2.11:

(a)                                 no Hazardous Substances have been or are being generated, used, processed, treated, stored, released, transported or disposed of by or on behalf of any Company Party, except in compliance with applicable Environmental Rules in all material respects and in a manner that will not give rise to any liability under any Environmental Rules, except where the failure to comply would not have a Material Adverse Effect;

(b)                                 no Company Party has received any notice, citation, summons, complaint, demand or other written communication from any Governmental Authority or other Person, during the past three years regarding (i) any alleged violation by any Company Party of any Environmental Rule or (ii) any alleged liability of any Company Party in connection with any release or remediation of any Hazardous Substances, except where such conduct would not have a Material Adverse Effect;

(c)                                  no underground storage tanks are located on any of the Owned Real Property or, to the Company’s knowledge, on any of the Leased Real Property; and

(d)                                 to the Company’s knowledge, no Hazardous Substances are present on or under any of the Owned Real Property or Leased Real Property owned, leased, occupied or used by any Company Party or in any improvement located thereon in quantities or at levels which require reporting or remediation under any applicable Environmental Rule, except where such failure to so comply would not have a Material Adverse Effect.

As used in this Agreement the following terms have the following meanings:

“Environmental Rule” means any Governmental Rule that relates to Hazardous Substances, pollution, preservation or protection of the environment, natural resources or human health or safety, including without limitation any Governmental Rule relating to the generation, use, processing, treatment, storage, release, transport, cleanup or disposal of Hazardous Substances, together with all rules, regulations and orders issued thereunder, as any of the same may be amended.

“Hazardous Substance” means petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides, and any chemicals, materials or substances regulated under any Environmental Rule, or defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants,”  “contaminants” or any similar denomination intended to classify or regulate substances by reason of their toxicity, carcinogenicity, ignitability, corrosively or reactivity under any Environmental Rule.

2.12                        Real Property.

(a)                                 Schedule 2.12 sets forth a correct and complete list of (i) all real property owned in fee by any Company Party (collectively, the “Owned Real Property”), (ii) all real property leased, occupied or used by any Company Party (collectively, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”), and (iii) all leases, subleases and other material agreements or rights pursuant to which any Company Party or any Person has the right to occupy or use any Owned Real Property or Leased Real Property, as applicable.

(b)                                 Except as otherwise disclosed on Schedule 2.12, to the Company’s knowledge, all buildings and other improvements located on the Real Property (including, without limitation, all water, sewer, gas, electrical and HVAC systems servicing the same) are in good repair and operating condition.

(c)                                  To the Company’s knowledge, all buildings and other improvements located on the Real Property, and the use of the Real Property by the Company Parties, comply in all material respects with all Governmental Rules relating to zoning and land use and with all easements, covenants and other restrictions applicable to the Real Property, except, in each case, for any violations that would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)                                 To the Company’s knowledge, the Real Property:  (i) is serviced by all utilities necessary for the Company Parties to conduct their respective businesses as currently conducted thereon; (ii) has means of ingress and egress, either directly or by means of perpetual easements or rights-of-way which run with the Real Property; and (iii) has parking that is sufficient to meet the needs of the Company Parties’ employees and business invitees; and (iv) is not located in whole or in part within an area identified as a flood hazard area by any Governmental Authority.

(e)                                  The leases described on Schedule 2.12 (individually, a “Lease,” and collectively, the “Leases”) are in full force and effect, and the Company or the Company Parties hold a valid, enforceable and existing leasehold interest under each of the Leases for the term set forth on Schedule 2.12.  The Leases constitute all of the leases under which the Company and/or the Company Parties hold a leasehold interest in real estate.  The Company has furnished to Buyer complete and accurate copies of each of the Leases, and none of the Leases has been modified in any material respect, except to the extent that such modifications are disclosed by the copies of the Leases furnished to Buyer.  Neither the Company nor any of the Company Parties is in material default under such Leases, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material default by the Company or any of the Company Parties, or permit the termination, modification or acceleration of rent under such Lease.

2.13                        Personal Property.

(a)                                 Except as otherwise disclosed on Schedule 2.13, the equipment, machinery, fixtures, vehicles, computer hardware and furniture which is owned, leased or used by the Company Parties (collectively, the “Equipment”) are in good repair (ordinary wear and tear excepted) and operating condition.  Schedule 2.13 sets forth a correct and complete list of all leases and other agreements pursuant to which the Company Parties lease any Equipment and which provide for payments of Twenty-Five Thousand U.S. Dollars ($25,000) or more per year (which Schedule includes a classification of each such lease as “capital” or “operating”).  Each Company Party has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets (real, personal and mixed), used or held for use in the conduct of the business of such Company Party as currently conducted, free and clear of any Liens except for Permitted Liens.

(b)                                 Except as otherwise disclosed on Schedule 2.13, all raw material, work-in-process, finished goods and spare parts inventory of the Company Parties (i) is in all material respects of a quantity and quality usable and salable in the ordinary course of business and (ii) except for such items acquired or produced after the Current Financial Statement Date, is reflected on the Current Financial Statements at standard, average and specific cost in accordance with GAAP applied on a consistent basis, with provisions or adjustments having been made for excess and slow-moving inventory and inventory obsolescence and shrinkage.

(c)                                  Except as otherwise disclosed on Schedule 2.13, all accounts receivable of the Company Parties (i) represent amounts receivable for goods actually delivered or services actually provided (or, in the case of non-trade receivables, represent amounts receivable in respect of other bona fide business transactions), (ii) to the Company’s knowledge, are not subject to any material defenses, counterclaims or rights of setoff, and (iii) have been billed and are generally due and payable within thirty (30) days after billing and (iv) to the Company’s knowledge, are fully collectible in the ordinary course of business except, in the case of receivables arising prior to the Current Financial Statement Date, to the extent of the reserves set forth in the Current Financial Statements and, in the case of receivables arising after such date, to the extent of a reasonable allowance for bad debts.  Except as otherwise disclosed on Schedule 2.13, all accounts payable of the Company Parties are bona fide, have been incurred in the ordinary course of business and are not in default.  The reserve for uncollectible items shown on the Current Balance Sheet is reasonable in amount based upon the Company Parties’ collection histories and facts known to the Company Parties and Sellers with respect to current accounts and notes receivable.  Schedule 2.13 sets forth the total amount of accounts receivable outstanding as of January 25, 2014, together with the aging of such receivables, from the due date thereof, based on the following schedule:  zero to thirty (0—30) days; thirty-one to sixty (31—60) days; sixty-one to ninety (61—90) days; and over ninety (90) days.

(d)                                 Schedule 2.13 sets forth a correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any Company Party maintains accounts of any nature, the type and number of all such accounts and the names of all persons authorized to make withdrawals therefrom.

2.14                        Intellectual Property.

(a)                                 Schedule 2.14 sets forth a correct and complete list of (i) all patents, registered and unregistered trademarks, service marks, logos, corporate and trade names, domain names and registered and unregistered copyrights, and all applications therefor, together with the country of registration, which are owned, licensed or used by any Company Party (together with all inventions, discoveries, techniques, processes, methods, formulae, designs, computer software, trade secrets, confidential information, know-how and ideas which are owned, licensed or used by any Company Party, the “Intellectual Property”), (ii) all licenses or other agreements pursuant to which any Person has the right to use any Intellectual Property owned by any Company Party (“Company Owned IP”) and (iii) all licenses or other agreements pursuant to which any Company Party has the right to use any Intellectual Property owned by others (excluding “shrink-wrapped” software applications that are generally available to the public) (“Company Licensed IP”).  No use by the Company Parties of the Intellectual Property infringes upon the lawful rights of any other Person.  To the Company’s knowledge, no Person is using any Intellectual Property in a manner which infringes upon the lawful rights of any Company Party.  The Company Owned IP and Company Licensed IP constitutes all Intellectual Property necessary for the Company Parties to conduct their respective businesses as currently conducted and as currently planned to be conducted.

(b)                                 Except as set forth on Schedule 2.14, (i) all the Company Owned IP is owned by the Company Party identified therein, free and clear of any Lien (other than Permitted Liens), (ii) to the Company’s knowledge, no Company Owned IP contains any other programming or materials in which any Person may claim superior, joint or common ownership, including any right or license, and no open source programming was used in the development of, or is contained in, any Company Owned IP, and the Company Owned IP does not contain derivative works of any programming or materials not owned in their entirety by the applicable

Company Party and (iii) no claims, actions, proceedings or investigations have been made or asserted or are pending (nor, to the Company’s knowledge, has any such claim, action, proceeding or investigation been threatened) against a Company Party either (A) based upon or challenging or seeking to deny or restrict the use by a Company Party of any of the Company Owned IP or Company Licensed IP or (B) alleging that any services provided or products manufactured or sold by a Company Party are being provided, manufactured or sold in violation of any Intellectual Property of any Person.  The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Company Owned IP or Company Licensed IP or result in any additional license, maintenance or other fees or charges imposed upon the Company or Buyer by any third party with respect thereto.

(c)                                  All personnel, including without limitation officers, employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of any Company Owned IP or any Intellectual Property produced or created by or on behalf of a Company Party for its customers that is intended to be owned by such customer either: (i) are or have been party to a “work-for-hire” arrangement or agreement with the applicable Company Party or the applicable customer, that has afforded the applicable Company Party or the applicable customer, as applicable, full, effective, exclusive and original ownership of all Intellectual Property thereby arising or (ii) have executed enforceable instruments of assignment in favor of applicable Company Party or the applicable customer as assignee, as applicable, that have conveyed full, effective and exclusive ownership of all Intellectual Property thereby arising.

2.15                        Pension and Welfare Plans.  Schedule 2.15 sets forth a correct and complete list of all Pension Plans and Welfare Plans (collectively, the “Plans”).  Except as otherwise disclosed on Schedule 2.15:

(a)                                 each Plan and each related trust has been established, maintained, administered and funded in all material respects in compliance with the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended (“ERISA”), to the extent such Plan or trust is subject to ERISA; the Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended (the “Code”); the terms of the applicable Plan; the terms of all collective bargaining agreements; and all other applicable Governmental Rules;

(b)                                 no transaction or omission has occurred with respect to any Plan or related trust that could subject any Company Party to any Tax or penalty under ERISA, the Code or other applicable Governmental Rules;

(c)                                  other than the Holly Hunt Enterprise, Inc. 2012 Long-Term Incentive Plan, none of the Plans or related trusts has any unfunded liabilities;

(d)                                 none of the Plans (i) is a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) is a “defined benefit plan” (as defined in Section 3(35) of ERISA), (iii) is subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code or (iv) provides post-retirement medical, health, life insurance or other welfare-type benefits to current or former employees of the Company or any ERISA Affiliate (other than

COBRA continuation rights) and no Company Party or any of ERISA Affiliates or any of their respective predecessors has ever, during the past six years, contributed to, contributes to, has ever, during the past six years, been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA;

(e)                                  there are no actions, suits, investigations or other proceedings pending or, to the Company’s knowledge, threatened against any Plan or related trust or any fiduciary thereof;

(f)                                   there are no outstanding Governmental Orders that name any Plan or related trust or any fiduciary thereof or are directed to any Plan or related trust, any fiduciary thereof or any assets thereof;

(g)                                  neither the Company Parties nor any ERISA Affiliate has any liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA and, to the Company’s knowledge, no such liability is expected to be incurred;

(h)                                 all required payments, contributions, distributions, reimbursements and premium payments that are due with respect to any Plan prior to the Closing Date have been made and all contributions and premium payments with respect to any Plan that are not yet due prior to the Closing Date have been made or properly accrued;

(i)                                     each Plan and related trust that is intended to be qualified within the meaning of Section 401(a) of the Code or exempt from federal income Taxes under Section 501(a) of the Code, respectively, meets the requirements of a tax-qualified plan or tax exempt trust under Section 401(a) and Section 501(a), respectively, of the Code, has received a favorable determination letter from the Internal Revenue Service (“IRS”) as to the qualification of such Plan and the tax-exempt status of the related trust (or has filed with the IRS a request for such a determination letter within the applicable remedial amendment period or is a standardized plan for which the prototype plan sponsor has received a favorable determination letter from the IRS as to the qualification of the standardized plan), and no such determination letter has been revoked, nor has revocation been threatened, and, to the Company’s knowledge, there are no facts or circumstances that could reasonably be expected to result in the disqualification of such Plan or the tax-exempt status of the related trust, and no event has occurred since the date of the most recent determination letter relating to any such Plan that could reasonably be expected to adversely affect the qualification of such Plan or the trust; and

(j)                                    except for the 2012 Holly Hunt Enterprises, Inc. Long Term Incentive Plan, the transactions contemplated by the Transaction Documents (whether alone or in conjunction with any other event, including as a result of any termination of employment on or following the date hereof) will not (A) cause the acceleration of vesting in, or payment of, any benefits under any Plan and will not otherwise accelerate or increase any liability or payment or benefit under or trigger any payment or funding (through a grantor trust or otherwise) of, any Plan or otherwise prohibit the amendment or termination of such Plan, (B) entitle any employee of any Company Party to severance or termination pay, (C) result in any breach or violation of, or a default under, any Plan or (D) result in payments under any Plan that would not be deductible under Section 280G of the Code or that would be subject to the excise tax under Section 4999 of the Code.

(k)                                 Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and/or Section 457A of the Code, and any award thereunder, in each case that is subject to Section 409A and/or Section 457A of the Code, respectively, has been operated in compliance with Section 409A and/or Section 457 A of the Code, as applicable, and the regulations and guidance issued thereunder.  No equity grant awarded by any Company Party has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code.  No employee, director, consultant or other service provider of any Company Party is entitled to receive any additional payment from any Company Party or any of its Affiliates by reason of any taxes imposed by Section 4999 of the Code.  Neither the Company nor any of its Affiliates has the obligation to indemnify, hold harmless or gross up any individual with respect to any penalty tax or interest under Section 409A of the Code.

(l)                                     The Company has provided or otherwise made available to Buyer current, complete and accurate copies of (A) each Plan (including any amendments thereto) (or, with respect to any unwritten Plans, complete and accurate descriptions thereof), (B) for the two most recent years (1) annual reports on Form 5500 filed with the IRS or any other Governmental Authority with respect to each Plan (if any such report was required) and all schedules and attachments thereto, (2) audited financial statements, if prepared for the Plan, and (3) actuarial valuation reports, if prepared for the Plan (C) the most recent summary plan description for each Plan, (D) each trust agreement and insurance or group annuity agreement relating to any Plan and (E) the most recent IRS determination letter with respect to any Plan.

(m)                             There are no benefit plans, programs, agreements or arrangements sponsored, maintained, contributed to or provided by any Company Party, that is organized outside of the United States or otherwise subject to the laws of a jurisdiction outside of the United States.

As used in this Agreement the following terms have the following meanings:

“ERISA Affiliate” means any trade or business which, together with any Company Party, is treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA which is sponsored, maintained, contributed to or required to be maintained or contributed to by any Company Party or any ERISA Affiliate in each case providing benefits for past or present employees of any Company Party or any ERISA Affiliate or with respect to which any Company Party or any ERISA Affiliate otherwise has, or had within the past six years, any current or potential liability, including without limitation any withdrawal liability.

“Welfare Plan” means (i) any “employee welfare benefit plan” as defined in Section 3(1) of ERISA which is sponsored, maintained, contributed to or required to be maintained or contributed to by any Company Party or any ERISA Affiliate in each case providing benefits for past or present employees of any Company Party or any ERISA Affiliate or with respect to which any Company Party or any ERISA Affiliate otherwise has, or had within the past six years, any current or potential liability or obligations and (ii) any other plan or program maintained for past or present employees, directors, consultants or other service providers of any Company Party, including without limitation any bonus, deferred compensation, equity compensation, incentive compensation, stock ownership, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, stock unit, paid time off, vacation, retirement, savings, profit sharing, fringe benefit, retention, severance or termination pay, employee loan, collective bargaining, or health, medical, life, disability or other insurance plan, program, agreement or arrangement, and all other employee benefit plans, programs, policies and arrangements (including, without limitation, each individual employment, change of control, severance or other individual agreement or arrangement with any employee of any Company Party).

2.16                        Personnel Matters.

(a)                                 Schedule 2.16 sets forth a correct and complete list of all directors and executive officers of each Company Party.

(b)                                 The Company has previously provided to Buyer a correct and complete list of each employee of each Company Party as of December 31, 2013, together with each such employee’s job title, salary or hourly wage and maximum bonus eligibility as of such date.

(c)                                  Except as otherwise disclosed on Schedule 2.16, no Company Party is party to any employment, severance, retention, consulting or similar agreement, written or oral, with any Person.

(d)                                 Except as otherwise disclosed on Schedules 2.15 and 2.16, no Company Party provides any employee benefit, expense reimbursement or perquisite to any Person (including but not limited to travel, lodging, vehicle, medical, insurance, administrative, financial, tax or legal services or cash or in-kind charitable donations) other than those generally made available to all employees of the Company Parties in the ordinary course of business.

(e)                                  Except as otherwise disclosed on Schedule 2.16, (i) no employees of any Company Party are represented by any labor union or similar organization, (ii) no Company Party is party to any collective bargaining or similar agreement covering any of its employees, nor is any such agreement being negotiated or contemplated by any Company Party and (iii) no labor union or similar organization or group of employees has made a demand for recognition, filed a petition seeking a representation proceeding, given any Company Party written notice of any intention to hold an election of a collective bargaining representative or engaged in any organizing activities at any time during the past three years, and, to the Company’s knowledge, no organizational effort is being made or threatened on behalf of any labor union with respect to employees of any Company Party.

(f)                                   Except as otherwise disclosed on Schedule 2.16, (i) no strike, work stoppage, contract dispute, slowdown or other labor disturbance involving any employees of any

Company Party currently exists or, to the Company’s knowledge, is threatened nor has any such event occurred during the three-year period preceding the date of this Agreement, (ii) no investigation, action or proceeding by or before any Governmental Authority which relates to allegedly unfair or discriminatory employment or labor practices by any Company Party or the violation by any Company Party of any Governmental Rule relating to employment or labor practices is pending or, to the Company’s knowledge, threatened, nor has any such event occurred during the three year period preceding the date of this Agreement and (iii) each Company Party is in compliance with all Governmental Rules pertaining to labor and employment, including without limitation those relating to wages, hours, affirmative action, workplace safety or health, immigration, retaliation, whistle blower, discrimination, equal employment opportunity, unfair labor practices and data privacy.

(g)           The Company Parties and their Affiliates have not closed any plant or facility or effectuated any layoffs of employees within the past three years without complying with all relevant Governmental Rules, including the Worker Adjustment and Retraining Notification Act (together with any similar state or local statute, rule or regulation, “WARN”), nor has any such closure or layoff been planned or announced for the future.  Neither the Company Parties nor any of their Affiliates is a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authorities or agencies relating to employees or employment practices, except as individually or in the aggregate have not had and would not reasonably be expected to result in any material liability to the Company Parties and their Affiliates.

(h)           Each individual who performs services for the Company Parties or any of their Affiliates and who is not treated as an employee for federal income tax purposes by the Company Parties or any of their Affiliates is not an employee under applicable Governmental Rules or for any purpose including for tax withholding purposes or benefit plan purposes.  The Company Parties and their Affiliates have no liability by reason of an individual who performs or performed services for any Company Party in any capacity being improperly excluded from participating in a Plan, and each employee of any Company Party has been properly classified as “exempt” or “nonexempt” under applicable Governmental Rules.

(i)            Each Company Party has complied with all relevant provisions of Section 274(A) of the Immigration and Nationality Act, as amended (the “Immigration Act”).  Without limiting the foregoing, (a) each “employee” (as that term is defined in the Immigration Act) of the Company Parties is permitted to be so employed in the United States under the Immigration Act; (b) the Company Parties have examined (and made copies of, if applicable) the documents presented by such employee to establish appropriate employment eligibility under the Immigration Act; (c) the Company Parties have completed and required each employee it has hired to complete a Form I-9 verifying employment eligibility under the Immigration Act; (d) no monetary penalties have been assessed against any Company Party for violation of Section 274(A) of the Immigration Act; (e) there is no pending or, to the Company’s knowledge threatened, investigation or enforcement action with respect to any Company Party by Immigration and Customs Enforcement, Department of Labor Wage and Hour Division or any other federal or state department or agency; and (f) there is currently no, and there has not been, any other sanction (for example, disbarment from the H-1B visa program) or fine assessed against any Company Party as a result of an immigration-related enforcement action.

2.17        Insurance.  Schedule 2.17 sets forth a correct and complete list of all insurance policies of which any Company Party is the owner, insured, loss payee or beneficiary (including any self-insurance or retention arrangement by or affecting any Company Party along with any reserves established hereunder) and indicates for each such policy any pending claims thereunder.  Except as otherwise disclosed on Schedule 2.17:  (a) each such pending claim has been made in a timely fashion and as otherwise required by such policy, and no Company Party has received notice that any such claim is not covered by the applicable policy; (b) all premiums under such policies which are due and payable have been paid in full; (c) no such policy provides for retrospective or retroactive premium adjustments; (d) no Company Party has received notice of any material increase in the premium under, or the cancellation or non-renewal of, any such policy; (e) no Company Party has been refused any insurance or had its coverage limited by any carrier; and (f) at all times during the past five (5) years, each Company Party has maintained, or been the beneficiary of, general liability and product liability policies reasonable, in both scope and amount, in light of the risks attendant to its business and which provide coverage comparable to coverage customarily maintained by others in similar lines of business, and such policies have been “occurrence” policies and not “claims made” policies.

2.18        Other Material Business Agreements; Status of Business Agreements.

(a)           Schedule 2.18 sets forth a correct and complete list of all contracts, agreements, leases, licenses and commitments (whether written or oral) to which any Company Party is party or by which any Company Party or any of their respective assets is bound, together with all amendments, modifications or supplements thereto (collectively, the “Business Agreements”) other than (i) Business Agreements listed on any of Schedule 2.12 through Schedule 2.17, (ii) purchase orders (other than “evergreen” purchase orders) (which for the avoidance of doubt nevertheless shall be considered Business Agreements for purposes of this Agreement), (iii) purchase orders entered into in the ordinary course of business consistent with past practice that are governed by an underlying Business Agreement disclosed on Schedule 2.18, and (iv) Business Agreements involving the payment by or to any Company Party, or creating any liability of any Company Party (whether direct or indirect, fixed or contingent), of less than Fifty Thousand U.S. Dollars ($50,000) over the term thereof.

(b)           Each Business Agreement listed on any of Schedule 2.12 through Schedule 2.18 is in full force and effect and is enforceable against the applicable Company Party and, to the Company’s knowledge, the other parties thereto, in accordance with its terms.  The applicable Company Party is in compliance with each such Business Agreement in all material respects.  To the Company’s knowledge, all other parties to such Business Agreements are in compliance with the terms thereof in all material respects.  Except as otherwise disclosed on Schedule 2.18, no consent or other action is required in order for such Business Agreements to remain in full force and effect following the Closing.  The Company has previously delivered to Buyer correct and complete copies of each Business Agreement listed on Schedule 2.12 through Schedule 2.18.

(c)           Except as set forth on Schedule 2.18, no Company Party has entered into any customer or similar Business Agreement that (i) includes “most favored customer” or similar clauses or (ii) could restrict a Company Party or Buyer or any of their respective Affiliates from selling or otherwise distributing any of its products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

2.19        Title Matters.  Except as otherwise disclosed on Schedule 2.19, each Company Party has (a) good and marketable (and, in the case of any Owned Real Property, fee simple) title to all assets purported to be owned by it and (b) good leasehold title to all assets purported to be leased by it, in each case free and clear of all liens, claims and encumbrances of any nature whatsoever, including but not limited to rights of first offer, rights of first refusal, restrictions on use, vote, transfer, receipt of income or exercise of any other attribute of ownership (collectively, “Liens”), other than Permitted Liens (as defined below).  Such assets are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted).  No assets are in need of repair or replacement other than as part of routine maintenance consistent with historical practices.  Such assets constitute all of the assets used in or held for use in the Company Parties’ business.  As used herein, “Permitted Liens” means, with respect to any of the Company’s assets:  (a) Taxes, assessments and other governmental levies, fees or charges imposed with respect to such asset that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith and for which adequate reserves have been established on the Current Balance Sheet; (b) mechanics’ liens and similar liens for labor, materials or supplies provided with respect to such asset imposed by applicable Governmental Rules incurred in the ordinary course of business consistent with past practice for amounts for which adequate reserves have been established on the Current Financial Statements that are (i) not due and payable as of the Closing Date or (ii) being contested in good faith which would not, individually or in the aggregate, materially impair the use or occupancy of such asset or the operation of the respective businesses of the Company and the Company Parties as currently conducted using such asset; (c) zoning Governmental Rules, building codes and other land use Governmental Rules regulating the use or occupancy of such asset that constitutes real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and are not violated by the current use or occupancy of such real property or the operation of the respective businesses of the Company and the Company Parties as currently conducted thereon; and (d) in respect of Owned Real Property, easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property or the operation of the business of the Company and the Company Parties as currently conducted thereon.

2.20        Absence of Certain Changes and Events.  Except as otherwise disclosed on Schedule 2.20, the business of the Company Parties has been operated only in the ordinary course and in a manner consistent with past practice, and without limiting the foregoing, since the Current Financial Statement Date:

(a)           no Company Party has incurred any material obligation or liability except for trade obligations incurred in the ordinary course of business consistent with past practice;

(b)           no casualty, loss or damage in excess of Twenty-Five Thousand U.S. Dollars ($25,000) in the aggregate has occurred with respect to any of the Company Parties’ assets, whether or not covered by insurance;

(c)           no Company Party has sold, transferred or otherwise disposed of any of its properties or assets or any interest therein, or agreed to do any of the foregoing, except for sales of inventory in the ordinary course of business consistent with past practice and the disposition of unused or worn out Equipment;

(d)           no Company Party has written off as uncollectible any accounts receivable, or written down the value of any of its assets, except in each case in the ordinary course of business and consistent with past practice;

(e)           no Company Party has waived or released any of its rights with respect to its material business or assets or permitted any of such rights to lapse;

(f)            no Company Party has deferred or delayed the making of any purchases to be made in the ordinary course of business or accelerated the collection, billing, recognition or realization of any accounts receivable other than in the ordinary course of business consistent with past practice;

(g)           no executive officer or other key employee of any Company Party has left his or her employment with such Company Party;

(h)           no Company Party has granted, or is committed to grant, any salary, bonus or wage increases to any of its employees, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(i)            the Company Parties have not collected any accounts receivable, or paid any accounts payable, other than in the ordinary course of business;

(j)            the Company Parties have not made, or committed to make, any capital expenditures in excess of Fifty Thousand U.S. Dollars ($50,000) in the aggregate;

(k)           no Company Party has introduced any material change with respect to its business, including without limitation with respect to the products or services it sells, the areas in which such products or services are sold, its methods of manufacturing or distributing its products, the levels of inventory that it maintains, its marketing techniques or its accounting methods; and

(l)            no event has occurred and no condition exists which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

2.21        Customers and Suppliers.  Schedule 2.21 sets forth a correct and complete list of each of the top ten (10) customers and suppliers of each Company Party (in terms of dollar volume of goods and services purchased or sold) during the twelve (12) months ending on the Current Financial Statement Date, and indicates with respect to each the name and address, dollar volume and nature of the relationship.  The Company Parties are not required to provide any material bonding or other financial security arrangements in connection with any of its transactions with any such customer or supplier.  Since the Current Financial Statement Date, no such customer or supplier has terminated its relationship with, or materially reduced its purchases from or sales to, the Company Parties, and the Company has no knowledge that any such customer or supplier intends to terminate its relationship with, or materially reduce its purchases from or sales to, the Company Parties.  No Company Party is involved in any material claim, dispute or controversy with any customer or supplier except as described on Schedule 2.21.  To the Company’s knowledge, the transactions contemplated by this Agreement would not reasonably be expected to have an adverse impact on the Company Parties’ relationship with any of their top thirty (30) customers or suppliers after the Closing Date.

2.22        Warranty and Product Liability.

The Company has previously delivered to Buyer a correct and complete copy of each express warranty under which any Company Party has any warranty obligations.  Schedule 2.22 sets forth:

(i)            the number of warranty claims which have been made against any Company Party during the past five (5) years, together with the amount expended by the Company Parties in each of such years in satisfying such claims, the number of such claims outstanding on the date hereof and the amount which the Company reasonably believes will be necessary to satisfy such outstanding claims; and

(ii)           the number of product liability claims which have been made against any Company Party during the past five (5) years, together with the amount expended by the Company Parties in each of such years in defending against or satisfying such claims, the number of such claims outstanding on the date hereof and the amount which the Company reasonably believes will be necessary to defend against or satisfy such outstanding claims.

(b)           Except as otherwise disclosed on Schedule 2.22, no Company Party has, whether voluntarily or as a result of any action by any Governmental Authority or by any trade or consumer group, recalled or withdrawn a product for any reason, including any manufacturing or labeling defect, impurity or adulteration, or issued any press release or public statements containing any statement advising its trade customers or consumers of the products to treat such products in any manner other than in the ordinary course.

(c)           Except as set forth on Schedule 2.22, each product manufactured, sold, leased or delivered by the Company Parties from January 1, 2009 through the Closing Date has in all material respects been in conformity with all applicable Governmental Rules, all applicable contractual commitments and all express and implied warranties, and the Company Parties have no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith in excess of Twenty-Five Thousand U.S. Dollars ($25,000).

(d)           Except as set forth on Schedule 2.22, to the Company’s knowledge, the Company Parties have no liability arising out of any injury to individuals or damage to property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company Parties prior to the Closing Date.

2.23        Transactions with Related Parties.  Except as otherwise disclosed on Schedule 2.23:  (a) none of the customers, suppliers, distributors or sales representatives of the Company Parties are Related Parties; (b) none of the Company Parties’ assets are owned or used by or leased to any Related Parties; (c) no Related Party is a party to any Business Agreement; and (d) no Related Party provides any legal, accounting or other services to any Company Party.

As used in this Agreement the following terms have the following meanings:

“Affiliate” of a Person means any other Person who controls, is controlled by or is under common control with such Person, and “control” means, with respect to any Person, the direct or indirect ability to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Related Party” means (i) any Seller, (ii) any Affiliate of any Company Party or any Seller, (iii) any parent, spouse (existing or former) or descendant (natural or adopted) of any Seller or such Seller’s parents, (iv) any director, officer or equity holder of any Company Party or any Seller or of any Affiliate of any Company Party or any Seller, (v) any trustee or living beneficiary of any trust that is a Seller and (vi) any Affiliate of any Person described in clause (iii) or (v) above.

2.24        Brokers and Consultants.  Except for consulting fees payable to Scott Miller, no Company Party has employed or retained, or has any liability to, any broker, consultant, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.  Sellers will be solely liable for all amounts payable to Scott Miller, to the extent that the same are not treated as a Company Expense.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller severally, but not jointly, represents and warrants to Buyer as follows as of the date hereof and as of the Closing Date:

3.01        Organization and Qualification.  Such Seller (if an entity) is duly organized, validly existing and in good standing in the jurisdiction of its organization.

3.02        Power and Authority.  Such Seller (if an entity) has the requisite power and authority to own its assets, to conduct its business as presently conducted and to execute, deliver and perform the Transaction Documents to which it is a party.

3.03        Execution and Enforceability.  This Agreement has been, and on the Closing Date the other Transaction Documents to which such Seller is a party will be, duly and validly executed and delivered by such Seller and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their respective terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by equitable principles, relating to or limiting the rights of creditors generally and (b) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies.

3.04        No Breach, Default, Violation or Consent.  The execution, delivery and performance by such Seller of the Transaction Documents to which it or he is a party do not and will not:

(a)           violate such Seller’s organizational documents (if such Seller is an entity);

(b)           breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under, result in the creation of any Lien (other than Permitted Liens) on the assets of such Seller under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any material agreement to which such Seller is a party or by which such Seller or any of its assets is bound;

(c)           breach or otherwise violate any Governmental Order which names such Seller or is directed to such Seller or any of its or his assets;

(d)           violate any Governmental Rule; or

(e)           require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person, other than such filings and approvals as are required under the HSR Act.

3.05        Title to Shares.  Such Seller has good title to the Shares owned by it or him as shown on Schedule 2.05, free and clear of all Liens (other than Permitted Liens).

3.06        Brokers.  Such Seller has not employed or retained, and has no liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers as follows as of the date hereof and as of the Closing Date:

4.01        Organization.  Buyer is a corporation duly organized, validly existing and in good standing in Delaware.

4.02        Power and Authority.  Buyer has the requisite power and authority to own its properties and assets, to conduct its business as presently conducted and to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party.

4.03        Execution and Enforceability.  This Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly executed and delivered by Buyer and constitute (or upon such execution and delivery will constitute) legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws, or by equitable principles, relating to or limiting the rights of creditors generally and (b) limitations imposed by law or equitable principles upon the availability of specific performance, injunctive relief or other equitable remedies.

4.04        No Breach, Default, Violation or Consent.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party do not and will not:

(a)           violate Buyer’s organizational documents;

(b)           breach or result in a default (or an event which, with the giving of notice or the passage of time, or both, would constitute a default) under, require any consent under, result in the creation of any Lien on any assets of Buyer under or give to others any rights of termination, acceleration, suspension, revocation, cancellation or amendment of any material agreement to which Buyer is a party or by which Buyer or any of its assets is bound;

(c)           breach or otherwise violate any Governmental Order which names Buyer or is directed to Buyer or any of its assets;

(d)           violate any Governmental Rule; or

(e)           require any consent, authorization, approval, exemption or other action by, or any filing, registration or qualification with, any Person, other than such filings and approvals as are required under the HSR Act;

except in the case of clauses (b) through (e) above, for such matters as would not, individually or in the aggregate, be likely to have a material adverse effect on Buyer’s ability to perform its obligations under the Transaction Documents.

4.05        Brokers.  Except for Quantum Strategies, Inc., Buyer has not employed or retained, and has no liability to, any broker, agent or finder on account of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.  Buyer will be responsible for all amounts payable to Quantum Strategies, Inc.

4.06        Sufficient Funds.  Buyer has cash available and existing committed borrowing facilities which together are sufficient to enable it to consummate the transactions contemplated by the Transaction Documents.

4.07        Condition Of Tangible Assets.   EXCEPT AS EXPRESSLY SET FORTH IN ANY REPRESENTATION OR WARRANTY OF THE COMPANY PARTIES AND THE SELLERS IN THIS AGREEMENT, BUYER AGREES TO ACCEPT THE TANGIBLE ASSETS OF THE COMPANY PARTIES AND THEIR SUBSIDIARIES IN THEIR “AS IS” CONDITION, WITHOUT ANY REPRESENTATION OR WARRANTY AS TO THEIR PHYSICAL CONDITION, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

4.08        Investment Representations.

(a)           Buyer is acquiring the Shares purchased hereunder for its own account with the present intention of holding such securities for purposes of investment, and Buyer has no present intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

(b)           Buyer is sophisticated in financial matters, has been able to evaluate the risks and benefits of the purchase of the Shares, has been furnished materials relating to the Company Parties and their Subsidiaries and the Shares which it has requested, and has been afforded the opportunity to obtain any additional information necessary to evaluate Buyer’s participation in the transactions contemplated by this Agreement.

(c)           Buyer has the necessary knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of its participation in the transactions contemplated by this Agreement.

(d)           Buyer is an “accredited investor” as defined in Rule 501 of Regulation D promulgated by the SEC under the Securities Act.

(e)           Buyer further acknowledges that the Shares have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

4.09        Solvency.

(a)           Immediately following the Closing, and after giving effect to all of the transactions contemplated by this Agreement, assuming all representations and warranties set forth in Articles II and III are true and correct, that the Company Parties and their Subsidiaries were Solvent prior to the Closing, and the absence of indebtedness, and in the absence of fraud or intentional misrepresentation, Buyer, the Company Parties and their Subsidiaries will be Solvent.  Buyer is not making any transfer of property and is not incurring any liability in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud, either present or future creditors of Buyer, the Company Parties or their Subsidiaries.

(b)           For purposes of this Agreement, “Solvent” when used with respect to Buyer, the Company Parties or any of their Subsidiaries, means that, immediately following the Closing Date, (a) the amount of the Present Fair Saleable Value of its assets will, as of such date, exceed all of its known liabilities as of such date, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (c) such Person will be able to pay its Debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its Debts.

(c)           For purposes of the definition of “Solvent,” (i) “Debt” means liability on a Payment Right and “Payment Right” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (ii) “Present Fair Saleable Value” means, with respect to Buyer, the Company Parties or any of their Subsidiaries, the amount that may be realized if the aggregate assets of such Person (including such Person’s goodwill) are sold as an entirety with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.

4.10        Legal Proceedings.   There are no pending or, to Buyer’s knowledge, threatened investigations, actions, suits, claims, arbitrations or other proceedings against or affecting Buyer or any of its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such action.

4.11        Independent Investigation.   Buyer acknowledges and agrees that it has conducted, to its satisfaction, an independent review of the financial condition, results of operations, assets, liabilities and projected operations of the Company Parties and their Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent review and the representations and warranties of the Company Parties and the Sellers expressly and specifically set forth in this Agreement or in the other Transaction Documents.  SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY PARTIES AND THE SELLERS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES AND THE SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING (A) ANY THAT MAY BE DEEMED TO BE SET FORTH IN ANY CONFIDENTIAL INFORMATION MEMORANDUM, (B) ANY THAT MAY BE DEEMED TO BE SET FORTH IN ANY MATERIALS IN ANY ELECTRONIC DATA ROOM, (C) ANY THAT MAY BE DEEMED TO HAVE BEEN MADE DURING ANY MANAGEMENT PRESENTATION OF THE COMPANY PARTIES OR ANY SUBSIDIARY OR (D) ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY PARTIES AND THEIR SUBSIDIARIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY PARTIES AND THE SELLERS.

Article V
INTENTIONALLY OMITTED

Article VI
CLOSING AND CLOSING CONDITIONS

6.01                        Closing.  The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the exchange of documents and signatures on February 3, 2014, at 8:00 a.m. local time on the date hereof, or at such other place, as the parties may mutually agree upon.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

6.02                        Closing Deliveries by Sellers.  The Sellers shall deliver to Buyer at the Closing the following documents, duly executed by the appropriate Person(s) where necessary to make them effective:

(a)                                 Consents and Approvals.  Each of the consents, authorizations, approvals, exemptions, filings, registrations or qualifications listed on Schedule 6.02(a);

(b)                                 Secretary’s Certificates.  A certificate of its Secretary (or similar officer) dated the Closing Date and certifying (i) that correct and complete copies of its organizational documents are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors (or similar governing body) and equity holders, if applicable, approving the Transaction Documents and authorizing the execution thereof and the consummation of the transactions contemplated thereby are attached thereto and (iii) the incumbency and signatures of the persons authorized to execute and deliver the Transaction Documents on behalf of the Company Parties or such Seller.

(c)                                  Other Transaction Documents.  Each of the following documents and such other documents and instruments, in form and substance satisfactory to Buyer and its counsel, as are necessary or reasonably requested in order to consummate the transactions contemplated hereby:

(i)                                     pay-off letters, lien releases, mortgage satisfactions;

(ii)                                  director and officer resignations and releases;

(iii)                               bank incumbency/authorized signatory changes;

(iv)                              releases from all recipients of any payments under any long-term incentive programs of the Company Parties other than amounts payable under the LTIP Amendment;

(v)                                 release by Scott Miller of all amounts due to him as a result of the transactions contemplated hereby or otherwise due for services rendered on or prior to the Closing Date;

(d)                                 Share Certificates.  The certificates evidencing the Shares, together with stock powers duly endorsed in blank.

(e)                                  Employment Agreements.  Holly Hunt will have entered into an employment agreement with Buyer which is mutually satisfactory in form and substance to Buyer, Holly Hunt and their respective counsels (the “Employment Agreement” together with this Agreement and the Table Notes, the “Transaction Documents”).

(f)                                   D&O Tail Insurance.  Sellers will have obtained the D&O Tail Insurance as provided in Section 7.06.

(g)                                  Amendment of the 2012 Holly Hunt Enterprises, Inc. Long Term Incentive Plan.  Sellers will have provided Buyer evidence of the amendment of the 2012 Holly Hunt Enterprises, Inc. Long Term Incentive Plan and payment of all amounts due or that otherwise would have become due thereunder as of the Closing Date (including as a result of the transactions contemplated by this Agreement) other than the amounts payable to such recipients as a result of any payment of the Earn-Out Payments to Sellers (the “LTIP Amendment”).

(h)                                 Payment of Employee Bonuses for 2013.  Sellers will have provided Buyer evidence of the payment of all bonuses accrued for the employees of the Company Parties for calendar year 2013.

(i)                                     (i)                                     USPTO Filing.  Sellers will have provided Buyer evidence of the change in the name of the holder of trademarks being held by “Holly Hunt Ltd.” into the name of the Company in the records of The United States Patent and Trademark Office.

(j)                                    Cancellation of Excluded Liabilities.  Sellers will have provided Buyer with evidence of the termination of the Excluded Liabilities or transfer thereof to the Sellers or Holly Hunt without recourse to any Company Party.

(k)                                 Shareholder Distributions.  Sellers will have provided Buyer with evidence of the payment by the Company of all shareholder distributions accrued or otherwise owed to the Sellers.

6.03                        Closing Deliveries by Buyer.  The Buyer shall deliver to the Sellers at the Closing the following documents, duly executed by the appropriate Person(s) where necessary to make them effective::

(a)                                 Secretary’s Certificate.  A certificate of its Secretary dated the Closing Date and certifying (i) that correct and complete copies of its charter and bylaws are attached thereto, (ii) that correct and complete copies of each resolution of its board of directors approving the Transaction Documents and authorizing the execution thereof and the consummation of the transactions contemplated thereby, and including authorization of the Buyer’s compensation committee of the grant of restricted stock to Mary Kelly, Dan Campbell, Sara Talsma and JoAnnah Kornak (the “Key Executives”) and the accompanying restricted stock agreements to be entered into between Knoll, Inc. and each of the Key Executives, are attached thereto and (iii) the incumbency and signatures of the officers of Buyer authorized to execute and deliver the Transaction Documents on behalf of Buyer.

(b)                                 Other Transaction Documents.  The following documents and such other documents and instruments, in form and substance satisfactory to Sellers and their counsel, as are necessary or reasonably requested in order to consummate the transactions contemplated hereby, each dated the Closing Date:

(i)                                     executed Table Notes; and

(ii)                                  such other documents as may be reasonably requested by the Seller Representative.

(c)                                  Purchase Price.  Buyer will have paid the portion of the Purchase Price payable at Closing in accordance with Section 1.02.

Article VII
CERTAIN POST-CLOSING MATTERS

7.01                        Non-Competition; Non-Solicitation; Non-Disparagement.  As a material inducement to cause Buyer to enter into this Agreement and consummate the Closing, the applicable Sellers and Buyer agree as follows:

(a)                                 Non-Competition.  For a period commencing on the Closing Date and ending four (4) years following the Closing Date (the “Restricted Period”), Holly Hunt shall not, directly or indirectly, for herself or for any other Person, own, manage, operate, control, participate in, serve as a director of, consultant or advisor to, be employed by or render services for any Competing Business (as defined below).  Holly Hunt’s ownership of securities of one percent (1%) or less of any class of securities of a public company shall not, by itself, be considered to be in competition with the Company Parties or Buyer or its Affiliates.  As used herein, “Competing Business” means any business activity of any Company Party or Buyer or its Affiliates during the Restricted Period, which business activity, for illustration purposes only, is anticipated to include the manufacturing, marketing, distributing or selling of products or services associated with the furniture, leather, lighting, flooring, carpeting, textiles and applications businesses; provided, however, that, during the Restricted Period, Holly Hunt has actual knowledge, or reasonably should have actual knowledge, of the fact that such Company Party or Buyer or its Affiliates is engaging in such business activity.

(b)                                 Non-Solicitation.  During the Restricted Period, Holly Hunt shall not, directly or indirectly, for herself or for any other Person:  (i) employ, solicit for employment or otherwise contract for the services of any individual who is or was, during the preceding ninety (90) days, an employee of any Company Party or Buyer or its Affiliates; (ii) otherwise induce or attempt to induce any employee of any Company Party or Buyer or its Affiliates to leave the employ of any Company Party or Buyer or its Affiliates, or in any way interfere with the relationship between any Company Party or Buyer or its Affiliates and any employee respectively thereof; provided, however, that the foregoing shall not (A) be violated by general advertising not specifically targeted at employees of a Company Party or Buyer or its Affiliates or (B) prohibit Holly Hunt or any of her Affiliates from hiring any person who at such time was no longer employed by the Company Parties, the Buyer or any of their Affiliates for a period of at least ninety (90) days, or (C) prohibit Holly Hunt or any of her Affiliates from hiring Daniel Fierro; or (iii) (y) induce any such supplier or customer to reduce its business or cease doing business with any Company Party or Buyer or its Affiliates, or (z) interfere in any way with the relationship between any such supplier or customer and a Company Party or Buyer or its Affiliates.

(c)                                  Non-Disparagement.  Buyer, the Company Parties, Holly Hunt and each Seller hereby covenants and agrees that he/she/it will not publish or otherwise issue or make or permit to be made, published or issued on its/his/her behalf any public or private statements, directly or indirectly, whether orally or in writing, regarding or relating, directly or indirectly, to the Sellers, Holly Hunt, Buyer, the Company Parties, their Affiliates, their officers, directors or shareholders, as applicable, that are either unlawful, libelous, slanderous, tortious, defamatory, invasive of privacy, disparaging or otherwise harmful to any such Person or his/her/its reputation or personal, business or financial interests.

(d)                                 Enforcement.  Each party hereto acknowledges that a breach of its covenants contained in this Section 7.01 will cause irreparable damage to Buyer and the Company Parties or a Seller, as the case may be, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate.  Accordingly, each party agrees that if such party breaches or threatens to breach any of the covenants contained in this Section 7.01, in addition to any other remedy which may be available at law or in equity, the other parties shall be entitled to specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.

(e)                                  Scope of Covenants.  Each party further acknowledges that the time, scope, geographic area and other provisions of this Section 7.01 have been specifically negotiated by sophisticated commercial parties and agree that they consider the restrictions and covenants contained in this Section 7.01 to be reasonable and necessary for the protection of the interests of the Company Parties, Buyer and their respective Affiliates, and the Sellers, but if any such restriction or covenant shall be held by any court of competent jurisdiction to be void but would be valid if deleted in part or reduced in application, such restriction or covenant shall apply with such deletion or modification as may be necessary to make it valid and enforceable.  The restrictions and covenants contained in each paragraph of this Section 7.01 shall be construed as separate and individual restrictions and covenants and shall each be capable of being severed without prejudice to the other restrictions and covenants or to the remaining provisions of this Agreement.

7.02                        Seller Release.  Each Seller, on behalf of such Seller, anyone claiming through such Seller (including such Seller’s Affiliates) and the respective heirs, executors, personal representatives, beneficiaries, successors and assigns of each of the foregoing (collectively, the “Releasing Parties”), hereby fully, finally and irrevocably releases, acquits and forever discharges Buyer, the Company Parties, each Affiliate of any of the foregoing, each current and former equity holder, director, officer, employee and agent of any of the foregoing and the respective heirs, executors, personal representatives, successors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, damages, losses, liabilities, costs and expenses of every kind and nature whatsoever, past, present or future, at law or in equity, whether known or unknown, contingent or otherwise, which any Releasing Party now has, ever had or may have against any Released Party by reason of any matter, cause or thing existing as of the Closing Date or arising out of events occurring or conditions existing on or prior to the Closing Date; provided that this release shall not apply to (a) any claims that any Releasing Party may have against any Released Party under this Agreement or any of the other Transaction Documents or, in the case of Seller who is an employee of a Company Party, claims for salary or wages and benefits which are not past due as of the Closing Date and which are not included in the Company Expenses, or (b) any claim for indemnification or contribution by a Seller (or such Seller’s heirs, successors, assigns, executors, affiliates, directors, managers, officers, agents, employees, members, partners, stockholders, equityholders and their respective affiliates’ directors, managers, officers, agents, employees, members, partners, stockholders, equityholders, successors and assigns), in his/her/its capacity as a former officer, director, manager or fiduciary of the Company Parties or any of its Subsidiaries.

7.03                        Tax Matters.

(a)                                 Sellers will be solely responsible for the following Taxes, except to the extent such Taxes were accrued as a liability in Closing Working Capital (collectively, “Seller Tax Liabilities”):  (i) all Taxes imposed upon any Company Party with respect to any taxable period ending on or before the Closing Date (a “Pre-Closing Tax Period”); and (ii) with respect to any taxable period or portion thereof beginning before and ending after the Closing Date (a “Straddle Period”), all such Taxes which are allocable, pursuant to subsection (c) below, to the portion of such taxable period ending on the Closing Date.  Sellers will receive the benefit of all Tax losses, expenses, deductions and credits incurred by the Company Parties with respect to Pre-Closing Tax Periods and, with respect to Straddle Periods, the benefit of all Tax losses, expenses, deductions and credits incurred by the Company Parties which are allocable, pursuant to subsection (c) below, to the portion of such taxable period ending on the Closing Date; provided that Sellers are entitled to such benefit only to the extent that such Tax losses, expenses, deductions and credits can be used to reduce any Seller Tax Liability (including obtaining a refund with respect to any period for which a Tax Return has previously been filed), and Sellers are not entitled to any payment or other compensation if any Company Party uses the remaining portion of any such Tax loss, expense, deduction or credit to reduce its Tax liability with respect to any Post-Closing Tax Period; provided, for federal income tax purposes, the parties agree that, except as may be otherwise required pursuant to a final “determination” under section 1313 of the Code, all deductions (excluding depreciation or amortization of purchase price) attributable to payments under the 2012 Holly Hunt Enterprises, Inc. Long Term Incentive plan (other than payments under the LTIP Amendment) shall be for the account of the Company and Sellers in the Pre-Closing Tax Period, neither the Buyer nor any Company Party shall claim any such deduction in a Post-Closing Tax Period.  If, notwithstanding the foregoing, the Buyer, a Company Party, or any Affiliate thereof actually receives a tax benefit on account of such a deduction in a Post-Closing Tax Period, the Buyer shall promptly pay an amount equal to such benefit to Sellers.

(b)                                 Buyer or the Company Parties, as applicable, will be solely responsible for the payment of all Taxes of the Company Parties which are attributable to (i) any taxable period beginning after the Closing Date (a “Post-Closing Tax Period”) and (ii) the portion of any Straddle Period beginning after the Closing Date.

(c)                                  In the case of any income Taxes that are payable with respect to a Straddle Period, the portion of such income Taxes attributable to the portion of such Straddle Period ending on the Closing Date will be determined on the basis of a deemed closing of the books and records of the Company Parties as of the close of business on the Closing Date; provided that annual expenses such as depreciation shall be prorated on a daily basis.  In the case of any other Taxes that are payable with respect to a Straddle Period, the portion of such Taxes attributable to the portion of such Straddle Period ending on the Closing Date will be equal to the product of all such Taxes multiplied by a fraction, the numerator of which is the number of days in the Straddle Period from the commencement of such period through and including the Closing Date, and the denominator of which is the number of days in the entire Straddle Period; provided that appropriate adjustments will be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date or occurring after the Closing Date.

(d)                                 The Sellers will prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns required to be filed by the Company Parties (after giving effect to any valid extensions of the due date for filing any such Tax Returns) for any Pre-Closing Tax Period and shall pay all Taxes shown thereon as due and owing and, to the extent required by law, Buyer shall execute (or cause to be executed) such Tax Returns.  Buyer will prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns required to be filed by the Company Parties (after giving effect to any valid extensions of the due date for filing any such Tax Returns) for any Straddle Period included in the Seller Tax Liabilities (such returns, the “Buyer Returns”).  The party responsible for preparing and filing a Tax Return will submit such Tax Returns to other party for review and approval at least thirty (30) days prior to the filing date (after giving effect to any valid extensions).  Within fifteen (15) days after receipt of such Tax Returns, the reviewing party will give the preparing party notice of any dispute with respect to such Tax Returns.  Buyer and the Seller Representative will promptly attempt to resolve any disputes with respect to such Tax Returns; provided that, if they are unable to do so within fifteen (15) days after delivery of notice of the dispute, such disputed items will be resolved in the same manner as disputes with respect to the calculation of Closing Working Capital under Section 1.03(h).  Sellers will pay to Buyer on or before the date which is the later of ten (10) days before the due date of any Buyer Returns (after giving effect to any valid extensions), or five (5) days after the final resolution of any dispute, the amount of the Seller Tax Liability as set forth on such Buyer Return.

(e)                                  The Sellers are entitled to all refunds (and credits in lieu of a refund) net of Buyer’s out-of-pocket expenses incurred in obtaining such refund (including Tax on any refund or credit), if any, attributable to Taxes of the Company Parties for any Pre-Closing Tax Period and the pre-Closing portion of each Straddle Period and, if Buyer or any Company Party receives such a refund or credit, it will deliver the same to the Seller Representative within ten (10) days after its receipt thereof.  Upon the request of the Seller Representative and at Sellers’ expense, Buyer shall cause the Company Parties to promptly file amended Tax Returns carrying back any net operating or other losses, or credits, from the final Pre-Closing Tax Period and seeking a refund of Taxes with respect to prior taxable years, so long as the Tax position taken in such return is consistent with the Tax position taken by the Company Parties in prior years and is otherwise in compliance with applicable Governmental Rules.

(f)                                   Neither Buyer nor any of the Company Parties will amend any Tax Returns of, or file any additional Tax Returns with respect to, any of the Company Parties for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period without the Seller Representative’s prior written consent, which consent will not be unreasonably withheld (it being understood that it would be unreasonable to withhold consent to correct a manifest error or make a filing that is clearly required by applicable Governmental Rule, and that, absent the foregoing circumstances, it would be reasonable to withhold consent to a filing that would increase a Seller Tax Liability).  Buyer will not, and will not permit any Company Party to, effect or cause to be effected any extraordinary transactions or events on the Closing Date with respect to any Company Party.

(g)                                  The Seller Representative, on the one hand, and Buyer and the Company Parties, on the other hand, will provide each other, at no charge, with such cooperation and information as any of them may reasonably request of the other(s) in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder and providing or executing the appropriate power(s) of attorney as necessary to permit the appropriate party to settle, resolve, control or participate, in accordance with the terms of this Agreement, in any Tax-related dispute, claim, audit, examination or proceeding.  Without limiting the generality of the foregoing, after the Closing, Buyer shall use its best efforts to cause each of the Company Parties to fully cooperate with the Seller Representative in connection with the preparation and filing of each Tax Return and any Tax-related audit or controversy, the resolution or defense of which is controlled by the Seller Representative.  Buyer agrees to cause the Company Parties (i) to retain all books and records with respect to Tax matters pertinent to the Company Parties, relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Seller Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Seller Representative so requests, Buyer agrees to cause the Company to allow the Seller Representative to take possession of such books and records.

(h)                                 All Tax sharing agreements or similar arrangements with respect to or involving any Company Party (except for any such agreements solely between Company Parties) shall be terminated as of the Closing Date and, after the Closing Date, no Company Party shall be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date or otherwise.

(i)                                     If, subsequent to the Closing Date, Buyer, Sellers or any Company Party receives notice of any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes (“Tax Contest”) with respect to which any Buyer Indemnified Party claims a right to indemnification under this Agreement (a “Tax Claim”), then within fifteen (15) days after receipt of such notice, Buyer shall notify Seller Representative, or Seller Representative shall notify Buyer, as applicable, of such notice; provided, however, that any failure on the part of Buyer to so notify Seller Representative shall not limit any of the indemnification obligations of the Sellers under Article VIII (except to the extent such failure materially prejudices the defense of such Tax Claim).  If the Tax Claim relates to a Pre-Closing Tax Period or the pre-Closing portion of a Straddle Period, except for any Tax Contest related to the Company’s S corporation status, Seller Representative shall have the right to control the conduct and resolution of such Tax Contest, provided that Seller Representative shall keep Buyer reasonably informed of all material developments on a timely basis and Seller Representative shall not resolve such Tax Contest in a manner that could reasonably be expected to have a material adverse impact on the Taxes of the Company Parties or Buyer for any Post-Closing Tax Period without Buyer’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer shall control the conduct and resolution of any Tax Claim that Seller Representative does not control pursuant to the immediately preceding sentence; provided that Buyer shall keep Seller Representative reasonably informed of all material developments on a timely basis and Buyer shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the Seller Tax Liability or Sellers’ indemnification obligations under this Agreement without Seller Representative’s written consent, which shall not be unreasonably withheld, conditioned or delayed.  Each party shall bear its own costs in connection with this Section 7.03(i).  In the event of any conflict between this Section 7.03(i) and the provisions of Section 8.03, the provisions of this Section 7.03(i) shall control.

7.04                        Access to Information.  After the Closing, Buyer will cause the Company Parties to make available to the Seller Representative, for any proper purpose, any and all books and records of the Company Parties existing on the Closing Date; provided that such access will be upon reasonable prior notice, during normal business hours, at Sellers’ expense and conducted in a manner so as not to unreasonably interfere with the Company Parties’ business.  Buyer will cause the Company Parties to hold all of such books and records for a period of six (6) years from the Closing Date unless, at least sixty (60) days prior to disposing of the same, Buyer offers in writing to surrender them to the Seller Representative.

7.05                        Employment.

(a)                                 Buyer will cause the Company Parties to continue the employment of all Company Party employees on terms at least as favorable as in existence as of the Closing Date, including without limitation base wages, salaries and employee benefits, with no terminations for a period of one hundred twenty (120) days following the Closing (subject to the Company Parties’ right to terminate the employment of employees in the ordinary course of business for cause).

(b)                                 In addition, Buyer will cause the Company Parties to, as of the Closing Date and continuing through the end of calendar year 2014, (i) recognize such employees’ employment service with the Company Parties and/or the Subsidiaries (including credit for service with predecessor employers as currently recognized under the applicable plan) for participation, vesting and benefit eligibility purposes under any 401(k) plan, vacation and leave policies that the Company Parties and/or any of their Subsidiaries may provide to such employees to the extent credited for the same purpose under a similar Plan prior to the Closing Date, and except as would result in any duplication of benefits or compensation, (ii) in the plan year in which the Closing occurs, recognize any deductible, co-payment, out-of-pocket maximum or similar requirement under the Company Parties’ and/or any Subsidiary’s health plans to the extent of amounts previously credited for such purposes under the comparable plans,

(iii) in the plan year in which the Closing occurs, not apply to such employees any waiting periods, pre-existing condition exclusions or requirements to show evidence of good health contained in any of the Company Parties’ and/or any Subsidiary’s health plans to the extent waiting periods, pre-existing condition exclusions or requirements were satisfied under the corresponding Plans and (iv) recognize and honor in full all accrued but unused vacation as of the Closing Date.

7.06                        Directors and Officers Liability.

(a)                                 From and after the Closing Date, the Company Parties shall indemnify, defend and hold harmless, to the fullest extent permitted under the Company Parties’ constituent documents or under applicable law, the individuals who on or prior to the Closing Date were directors, managers, officers, employees or agents of the Company Parties or any of the Subsidiaries with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company parties or any of the Subsidiaries at any time on or prior to the Closing Date.  For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Company Parties or any Subsidiary to, amend, repeal or modify any provision in the Company Parties’ or any Subsidiaries’ constituent documents relating to the exculpation or indemnification of such Persons prior to the date of such amendment, repeal or modification, it being the intent of the parties that such Persons shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law.  Sellers agree to purchase, at their cost and expense, a six (6) year tail insurance policy to provide a source of funding for the Company Parties’ indemnification obligations under this Section 7.06 (the “D&O Tail Insurance”).  All rights to indemnification as provided in any indemnification agreements with any current or former directors, managers, officers, employees or agents of the Company Parties or any of the Subsidiaries as in effect as of the date hereof with respect to matters occurring at or prior to the Closing shall survive the Closing.  In addition, the Company Parties shall pay the expenses of any such indemnitee to the extent provided in the Company Parties’ constituent documents or as permitted under applicable law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable law.

(b)                                 In the event Buyer, the Company Parties or any of the Subsidiaries, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, Buyer shall ensure that proper provisions shall be made so that the successors and assigns of Buyer, the Company Parties or the Subsidiaries (as applicable) assume the obligations set forth in this Section 7.06.

(c)                                  This Section 7.06, which shall survive the Closing and shall continue for the periods specified herein, is intended to benefit any natural person referenced in this Section 7.06, each of whom may enforce the provisions of this Section 7.06 (whether or not parties to this Agreement).  The obligations of the Buyer and the Company Parties under this Section 7.06 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.06 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.06 applies shall be third-party beneficiaries of this Section 7.06).

7.07                        Seller Representation. Each of the parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, stockholders, partners, officers, employees and Affiliates, that Vedder Price P.C. may serve as counsel to each and any of the Sellers and its respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company Parties, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Vedder Price P.C. (or any successor) may serve as counsel to the Seller Group or any director, manager, member, stockholder, partner, officer, employee or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby notwithstanding such representation or any continued representation of the Company Parties and the Subsidiaries, and the Seller Representative and Buyer hereby consents thereto and waives any conflict of interest arising therefrom, and each of the Seller Representative and Buyer shall cause their respective Affiliates to consent to waive any conflict of interest arising from such representation.  Each of the parties further agrees to permit (and shall take reasonable steps requested by any party at such requesting party’s expense so that) any privilege attaching as a result of Vedder Price P.C.’s services as counsel to the Company Parties or any of the Subsidiaries in connection with the transactions contemplated by this Agreement to survive the Closing and to remain in effect; provided that such attorney-client privilege from and after the Closing will be controlled by the Sellers via the Seller Representative.  In addition, if the transactions contemplated by this Agreement are consummated, all of Vedder Price P.C.’s records related to such transaction will become property of (and be controlled by) the Sellers, and neither Buyer nor the Company Parties or any of the Subsidiaries shall retain any copies of such records or have any access to them.

7.08                        Grant of Restricted Stock.  As soon as reasonably practicable following the Closing Date, but in any event no later than three (3) Business Days following Buyer’s public release of financial results for calendar year 2013, expected to be no later than February 13, 2014, Buyer will enter into restricted stock agreements with each of the Key Executives which agreements will be substantially consistent with the form restricted stock agreements entered into between Knoll, Inc. and its other employees, pursuant to which Buyer will issue restricted stock in Knoll, Inc. having a market value of Five Hundred Thousand U.S. Dollars ($500,000).

7.09                        Certain Privileges.

(a)                                 For a period of ten (10) years after the Closing Date, Buyer will provide Holly Hunt and members of Holly Hunt’s immediate family with a discount, for personal use only, of seventy-five percent (75%) off of the list price on all merchandise sold by a Company Party, provided that any discount given will be reduced and limited to that amount necessary to prevent the recognition by a Company Party of a loss on the merchandise sale, with such loss being measured against the direct cost of the merchandise.  In addition, notwithstanding anything to the contrary contained herein, it is understood and agreed that Holly Hunt is the founder of the Company and solely personal records, archives and substantially similar items, correspondence and documents not used in the operation of the business of the Company may be retained by Holly Hunt.

(b)                                 Notwithstanding anything to the contrary contained in Section 1.02(b), neither Sellers nor the Company Parties will terminate or satisfy, in accordance with Section 1.02(b), the obligations set forth on Schedule 7.09(b), and after the Closing for a period no longer than sixty (60) days after the Closing, the Company Parties will continue to pay when due the obligations set forth on Schedule 7.09(b) and Holly Hunt will promptly reimburse the Company Parties for such amounts paid by any of them.

7.10                        Northern Trust Master Note.  No later than February 28, 2014, Holly Hunt shall individually collateralize each of the Northern LCs and take any other steps that are reasonably necessary so that the Master Note between the Company and The Northern Trust Company dated [January 31, 2014] can be terminated.  Buyer agrees to cause the Company to reasonably cooperate with Holly Hunt and The Northern Trust Company in the termination of the Master Note.

Article VIII
INDEMNIFICATION

8.01                        Indemnification by Sellers.  The Sellers will jointly and severally defend, indemnify and hold harmless Buyer and (after the Closing) the Company Parties and their respective Affiliates, equity holders, directors, officers, employees and agents, and the heirs, successors and assigns of each (each a “Buyer Indemnified Party”) from and against any and all claims (including without limitation any Proceeding, whether instituted by a third party against a Buyer Indemnified Party or by a Buyer Indemnified Party for the purpose of enforcing its rights hereunder), damages, losses, liabilities, awards, judgments, penalties, costs and expenses (including without limitation reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing) (collectively, “Losses”), as and when incurred, that result from, or arise out of or in connection with:

(a)                                 any misrepresentation or breach of warranty under Article II (a “Company Warranty Breach”) or Article III (a “Seller Warranty Breach”);

(b)                                 any default by the Company (prior to the Closing) or Sellers in the performance or observance of any of their covenants or agreements hereunder or under any other Transaction Document;

(c)                                  any Company Debt, Unpaid Company Expense or Excluded Liability that is not satisfied at Closing; and

(d)                                 any matter described on Schedule 8.01(d).

In addition, if Holly Hunt Do Brasil Importacao E Comercio De Mobiliarios LTDA (“HH Brasil”) generates an operating loss (as reflected in the income statement of HH Brasil prepared in a manner consistent with that used by HH Brasil in preparing its historical financial statements) in excess of One Hundred Thousand U.S. Dollars ($100,000) for the fiscal year ending December 31, 2014, Sellers will jointly and severally indemnify and hold harmless the

Company Parties against, and reimburse the Company Parties for, any such excess up to but not exceeding the next Four Hundred Thousand U.S. Dollars ($400,000) of operating losses.  In the event the Seller Representative disagrees with the determination of the operating loss prepared by the Company Parties, Seller Representative may, at the expense of Sellers, conduct an audit of the income statement of HH Brasil.  Any amounts owed by Sellers pursuant to this Section will be paid within ten (10) days of final determination of the operating loss of HH Brasil.

8.02                        Indemnification by Buyer.  Buyer will defend, indemnify and hold harmless Sellers and their respective Affiliates, equity holders, directors, officers, employees and agents (each a “Seller Indemnified Party”) from and against any and all Losses, as and when incurred, that constitute, or arise out of or in connection with:

(a)                                 any misrepresentation or breach of warranty under Article IV (a “Buyer Warranty Breach”);

(b)                                 any default by Buyer or (after the Closing) the Company Parties in the performance or observance of any of its covenants or agreements hereunder or under any other Transaction Document; or

(c)                                  any amounts drawn on the Northern LCs prior to the collateral provided by Sellers being released in accordance with Section 1.02(a)(i).

8.03                        Third-Party Claims.

(a)                                 If any action, suit, audit, investigation, claim or other proceeding (each a “Proceeding”) is initiated against any Buyer Indemnified Party or Seller Indemnified Party (each an “Indemnitee”) by any third party and such Indemnitee intends to seek indemnification from Sellers or Buyer (each an “Indemnitor”), as applicable, under this Article on account of its involvement in such Proceeding, then such Indemnitee will give prompt notice to the applicable Indemnitor of such Proceeding; provided, that the failure to so notify such Indemnitor will not relieve such Indemnitor of its obligations under this Article except to the extent such failure has materially and adversely affected the Indemnitor’s ability to defend successfully such Proceeding.  Upon receipt of such notice, such Indemnitor shall diligently defend against such Proceeding on behalf of such Indemnitee at Indemnitor’s own expense using counsel reasonably acceptable to such Indemnitee such acceptance not to be unreasonably withheld, delayed or conditioned.  The Seller Representative shall not be entitled to assume or continue the control of such defense if such Proceeding (i) relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; or (ii) seeks an injunction, specific performance or other equitable relief against any Indemnitee (except where such equitable relief is merely incidental to a primary claim or claims for monetary damages); or (iii) involves a claim which, upon petition by a Buyer Indemnified Party, the appropriate court rules that the Seller Representative failed or is failing to reasonably and diligently prosecute or defend; provided, that clause (i)-(iii) shall not be deemed to apply to the matters described on Schedule 8.01(d).  An Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense (which expense shall not constitute a Loss unless joint representation would present a material conflict as determined by reputable counsel).  If the Indemnitee elects to participate in such defense, the Indemnitee shall cooperate with the Indemnitor in the conduct of such defense of such Proceeding.

(b)                                 Neither the Indemnitor or Indemnitee may concede, settle or compromise any Proceeding without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, if the Indemnitor is the Seller Representative then the Indemnitor shall be entitled to settle such Proceeding if such settlement (i) is confidential (except as otherwise required by applicable Law), (ii) includes an unconditional release of all Buyer Indemnified Parties from all liabilities that are the subject matter of such Proceeding, (iii) does not contain any admission of wrongdoing, (iv) includes only the payment of monetary damages by Sellers only in an amount that is equal to or less than the Cap and no other remedy or relief, and (v) the settlement is not, in the good faith judgment of Buyer, reasonably likely to be materially adverse to the Buyer’s reputation or continuing business interests (including its relationships with current or potential customers, suppliers or other parties material to the conduct of its business).

(c)                                  Notwithstanding anything to the contrary contained herein, (i) with respect to any actions to be taken by an Indemnitee under this Article VIII, “Indemnitee” shall mean Buyer or the Seller Representative, as applicable, and, with respect to any actions to be taken by any Seller as an Indemnitor under this Article VIII, other than such Seller’s obligation to pay such Seller’s portion of Losses, “Indemnitor” shall mean the Seller Representative, and (ii) with respect to the matters set forth on Schedule 8.01(d), the Seller Representative shall have the sole right to control and defend any Proceedings related thereto, the cost and expenses included in the Losses related thereto shall not include any of the Company Parties’ internal allocated cost or overhead including, without limitation, any costs or expenses of the Company Parties’ internal legal department and/or human resource professionals, and the Company Parties shall endeavor to not incur any outside costs or expenses in connection therewith.

8.04                        Notice and Satisfaction of Indemnification Claims.  No indemnification claim will be deemed to have been asserted until the applicable Indemnitor has been given notice by the Indemnitee of the amount of such claim and the facts on which such claim is based (in each case to the extent known).  For purposes of Section 8.05, notice of an indemnification claim will be deemed to cover claims arising out of all related Proceedings so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 8.03.  If the Indemnitee is not Buyer or the Seller Representative, then such notice will be given on behalf of such Indemnitee by Buyer or the Seller Representative, as applicable.

In the event any Indemnitee should have a claim against any Indemnitor that does not involve a Proceeding (a “Direct Claim”), the Indemnitee shall promptly deliver written notice of such Direct Claim to the Indemnifying Party, which notice shall specify in reasonable detail the amount, or an estimate of the amount, of the Losses arising therefrom and the basis therefor (to the extent known).  If the Indemnitor notifies the Indemnitee that it does not dispute the Direct Claim described in such notice, the Losses in the amount specified in the Indemnitee’s notice shall be deemed a liability of the Indemnitor and the Indemnitor shall pay the amount of such Losses to the Indemnitee within thirty (30) days after the Indemnitor’s receipt of such Direct Claim.  If the Indemnitor gives notice to the Indemnitee that it disputes the Direct Claim or fails to notify the Indemnitee whether the Indemnitor disputes the Direct Claim described in such notice, the Indemnitee may pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Article VIII.

8.05                        Duration of Certain Indemnification Obligations.  All representations, warranties, covenants, and obligations in this Agreement will survive the Closing and the consummation and performance of the transactions contemplated hereby for the time periods described in this Section 8.05.  Claims for indemnification under Section 8.01(a) and 8.02(a) may only be asserted within the following time periods:

(a)                                 claims arising out of (i) any Company Warranty Breach under Section 2.01 (Organization and Qualification), Section 2.02 (Power and Authority), Section 2.03 (Execution and Enforceability), Section 2.05 (Capitalization), Section 2.19 (Title Matters) or Section 2.24 (Brokers), or out of any Seller Warranty Breach under Section 3.01 (Organization and Qualification), Section 3.02 (Power and Authority), Section 3.03 (Execution and Enforceability), Section 3.05 (Title to Shares) or Section 3.06 (Brokers) (collectively, and including Section 2.07 (Tax Matters) (for all purposes but this Section 8.05(a), “Sellers’ Fundamental Warranties”)) or (ii) any Buyer Warranty Breach under Section 4.01 (Organization), Section 4.02 (Power and Authority), Section 4.03 (Execution and Enforceability), Section 4.05 (Brokers), Section 4.08 (Investment Representations), Section 4.09 (Solvency) or Section 4.11 (Independent Investigation) (collectively, “Buyer’s Fundamental Warranties”), and any claims arising out of willful misrepresentation or fraud, may be asserted at any time;

(b)                                 claims arising out of or in connection with any Company Warranty Breach under Section 2.07 (Tax Matters) or Section 2.15 (Pension and Welfare Plans) may be asserted until sixty (60) days after the running of the statute of limitations applicable to the taxable period to which a particular claim relates;

(c)                                  claims arising out of or in connection with any Company Warranty Breach under Section 2.11 (Environmental Matters) may be asserted for a period of thirty-six (36) months after the Closing Date; and

(d)                                 all other claims for indemnification under Sections 8.01(a) and 8.02(a) may be asserted until the completion of the audited financial statements for the Company Parties’ 2014 fiscal year, but in no event later than April 15, 2015.

The survival periods set forth in this Section 8.05 with respect to claims for indemnification under Section 8.01(a) or 8.02(a) are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations.  No party shall have any liability whatsoever with respect to any such representations and warranties unless a claim is made hereunder prior to the expiration of the survival period described in this Section 8.05 for such representation and warranty, in which case such representation and warranty shall survive as to such claim until such claim has been finally resolved.

8.06                        Indemnification Threshold and Cap.

(a)                                 Notwithstanding any other provision hereof, no Indemnitor will have any indemnification obligations under Section 8.01(a) (exclusive of a Company Warranty Breach or a Seller Warranty Breach involving any of Sellers’ Fundamental Warranties, willful misrepresentation or fraud) or Section 8.02(a) (exclusive of a Buyer Warranty Breach involving any of Buyer’s Fundamental Warranties, willful misrepresentation or fraud) unless and until the Losses with respect to claims asserted against such Indemnitor exceed Five Hundred Thousand U.S. Dollars ($500,000) in the aggregate (the “Threshold Amount”); thereafter, such Indemnitor will be liable for the Losses for which indemnification claims properly asserted against it, in excess of the Threshold Amount plus Two Hundred Fifty Thousand U.S. Dollars ($250,000) of the Threshold Amount.

(b)                                 The aggregate amount of Losses for which the Sellers shall be liable under Section 8.01(a) and Section 8.01(d) shall not exceed Ten Million U.S. Dollars ($10,000,000) (the “Cap”) or, in the case of Company Warranty Breaches or Seller Warranty Breaches involving any of Sellers’ Fundamental Warranties, willful misrepresentation or fraud, the Purchase Price.

(c)                                  The parties acknowledge and agree that no Seller shall be obligated to indemnify the Buyer Indemnified Parties with respect to any matter or item to the extent that such matter or item was included in the final determination of the Working Capital.

8.07                        Buyer’s Right of Setoff.  Subject to any applicable limitations set forth in this Article VIII, Buyer may, on one or more occasions, withhold all or any portion of any payment under Section 1.03 and retain such amount or amounts withheld in order to discharge, or reimburse any Buyer Indemnified Party for, any Losses for which any Buyer Indemnified Party is entitled to indemnification under this Article VIII; provided, that such Losses have been mutually agreed upon by Seller Representative and Buyer or have been finally determined by a court order and are non-appealable.  Buyer’s rights under this Section 8.06 shall be in addition to, and not in limitation of, any other rights or remedies of Buyer under this Article VIII.

8.08                        No Circular Recovery.  Notwithstanding (and as an exception to the obligations under ) Section 7.06, above, after the Closing, no Seller and no Affiliate of a Seller shall make any claim for indemnification against Buyer or any Company Party or their respective Affiliates by reason of the fact that such Seller or its Affiliates was a controlling Person, director, officer, employee, agent or other representative of any Company Party or its Affiliates, with respect to any claim brought by a Buyer Indemnified Party against such Seller pursuant to this Agreement.

8.09                        Other Limitations on Indemnification Provisions.  Losses of any Buyer Indemnified Party shall be reduced by (i) the aggregate amount of any insurance proceeds actually received by such Buyer Indemnified Party from third-party insurance providers, net of any deductibles and costs (including costs related to premium increases or the erosion of coverage limits) with respect to such Losses, in each case, solely related to the submission of a claim for insurance coverage for such Losses, (ii) the aggregate amount actually recovered, net of any reasonable and documented costs, expenses and fees incurred in respect of such recovery, under any indemnity agreement, contribution agreement or contract between any Buyer Indemnified Party, on the one hand, and any third-party, on the other hand, and (iii) the aggregate amount of any Tax benefit (if any) realized by any of the Buyer Indemnified Parties for any Tax periods as a result of such Losses after taking into account the income Tax consequences to such Buyer Indemnified Parties for the taxable year of receipt of the relevant indemnification payment.  If an indemnification payment is received by any Buyer Indemnified Party and such Buyer Indemnified Party later receives insurance proceeds, other third-party recoveries or Tax benefits in respect of the related Losses that were not previously credited against such indemnification payment when made, such Buyer Indemnified Party shall promptly pay to the Seller Representative (for the benefit of the Sellers) an amount equal to the lesser of (A) such insurance proceeds, other third party recoveries and Tax benefits with respect to such Losses and (B) the indemnification payment previously paid by the Sellers with respect to such Losses.  Each Buyer Indemnified Party shall use reasonable and good faith efforts to collect amounts available under insurance coverages and to the extent commercially reasonable in light of business circumstances, use commercially reasonable efforts to pursue such claims relating to any Losses for which it is seeking indemnification from third parties.  In addition, each Person entitled to indemnification hereunder will take all reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder.

8.10                        Exclusive Remedy.  Except for such equitable remedies as may be available to enforce the provisions of Sections 7.01, 9.02 and 9.07, and except in the case of claims based on willful misrepresentation or fraud, the indemnifications under this Article VIII are the parties’ sole and exclusive remedies, each against the other, with respect to matters arising under this Agreement, of any kind or nature.  The parties hereby waive and release any other rights, remedies, causes of action or claims arising under this Agreement, of any kind or nature.

8.11                        Tax Treatment.  Any indemnification payments under this Article VIII will be treated, for Tax purposes, as adjustments to the Purchase Price.

Article IX
GENERAL PROVISIONS

9.01                        Assignment.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned, pledged or otherwise transferred by any party, whether by operation of law or otherwise, without the prior consent of the other party or parties; provided that (a) Buyer may assign its rights hereunder to an Affiliate so long as Buyer remains liable hereunder, and may collaterally assign its rights hereunder to any lender and (b) any party may assign its rights hereunder to a purchaser of all or substantially all of its assets or those of any successor by merger.

9.02                        Confidentiality.

(a)                                 As used in this Section 9.02 the “Confidential Information” of a party means all information concerning or related to the business, operations, financial condition or prospects of such party or any of its Affiliates, regardless of the form in which such information appears and whether or not such information has been reduced to a tangible form, and specifically includes (i) all information regarding the officers, directors, employees, equity holders, customers, suppliers, distributors, sales representatives and licensees of such party and its Affiliates, in each case whether present or prospective, (ii) all inventions, discoveries, trade secrets, processes, techniques, methods, formulae, ideas and know-how of such party and its Affiliates, (iii) all financial statements, audit reports, budgets and business plans or forecasts of such party and its Affiliates and (iv) the Transaction Documents and the transactions contemplated thereby; provided that the Confidential Information of a party does not include (A) information which is or becomes generally known to the public through no act or omission of the other party and (B) information which has been or hereafter is lawfully obtained by the other party from a source other than the party to whom such Confidential Information belongs (or any of its Affiliates or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, to the applicable party’s knowledge, such third party was not or is not, directly or indirectly, subject to an obligation of confidentiality owed to the party to whom such Confidential Information belongs or any of its Affiliates at the time such Confidential Information was or is disclosed to the other party.

(b)                                 Except as otherwise permitted by subsection (c) below, each party agrees that it will not, without the prior written consent of the other party, disclose or use for its own benefit any Confidential Information of the other party.

(c)                                  Notwithstanding subsection (b) above, each of the parties is permitted to:

(i)                                     disclose Confidential Information of the other party to its officers, directors, employees, equity holders, lenders, representatives, agents and Affiliates, but only to the extent reasonably necessary in order for such party to perform its obligations and exercise its rights and remedies under this Agreement and the other Transaction Documents, and such party will take all such actions as are necessary or desirable in order to ensure that each of such Persons maintains the confidentiality of any Confidential Information that is so disclosed;

(ii)                                  make additional disclosures of or use for its own benefit Confidential Information of the other party, but only if and to the extent that such disclosures or uses are specifically contemplated by this Agreement; and

(iii)                               disclose Confidential Information of the other party to the extent, but only to the extent, required by Governmental Rules; provided that, prior to making any disclosure pursuant to this subsection, the disclosing party will to the extent permitted by Governmental Rule notify the affected party of the same, so that the affected party may seek an appropriate protective order (at such party’s sole cost) or waive compliance with the provisions of this Section 9.02.  If, in the absence of a protective order or the receipt of a waiver hereunder, a party is compelled to disclose any Confidential Information to any court or tribunal, such Person may disclose the Confidential Information to such court or tribunal.

(d)                                 Notwithstanding any other provision of this Section 9.02, all information that constitutes Confidential Information of the Company Parties as of immediately prior to the Closing shall be deemed to be Confidential Information of Buyer as of the Closing and thereafter, and Sellers shall have no further rights thereto except as specifically provided herein.

9.03                        Expenses.  Except as otherwise specifically provided herein or in any other Transaction Document and that Buyer has already paid the Forty-Five Thousand U.S. Dollars ($45,000) filing fee required under the HSR Act, each party is responsible for such expenses as it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of the Transaction Documents.  Any sales Tax, transfer Tax or similar Tax payable as a result of the transactions contemplated hereby will be paid one-half by Buyer and one-half by Sellers.

9.04                        Further Assurances.  The parties will from time to time do and perform such additional acts and execute and deliver such additional documents and instruments as may be required by applicable Governmental Rules or reasonably requested by any party to establish, maintain or protect its rights and remedies or to effect the intents and purposes of this Agreement and the other Transaction Documents.  Without limiting the generality of the foregoing, each party agrees to endorse (if necessary) and deliver to the other, promptly after its receipt thereof, any payment or document which it receives after the Closing Date and which is the property of the other.

9.05                        Knowledge Parties.  References in this Agreement to the Company’s knowledge or words of similar import mean the actual knowledge of Holly Hunt, Mary Kelly, Ryan Jett Tackbary and Sara Talsma.

9.06                        Notices.  Unless otherwise specifically provided herein, all notices, consents, requests, demands and other communications required or permitted hereunder:  (a) will be in writing; (b) will be sent by messenger, certified or registered U.S. mail, a reliable express delivery service or telecopier or e-mail (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) or number(s) set forth below; and (c) will be deemed to have been given on the date of receipt by the addressee (or, if the date of receipt is not a Business Day, on the first Business Day after the date of receipt).  All such communications will be sent to the following addresses or numbers, or to such other addresses or numbers as any party may inform the others by giving five (5) Business Days’ prior notice:

If to the Company Parties, Sellers or Seller Representative:	With a copy to:

Holly Hunt	Vedder Price P.C.
199 East Lake Shore Drive	222 North LaSalle Street
Apt. 9	Chicago, Illinois 60601
Chicago, Illinois 60611	Attn: Michael A. Nemeroff, Esq.
FAX No.:	FAX No.: (312) 609-5005

If to Buyer:	With a copy to:

Knoll, Inc.	Knoll, Inc.
1235 Water Street	1235 Water Street
East Greenville, PA 18041	East Greenville, PA 18041
Attn: Andrew B. Cogan, CEO	Attn: General Counsel
FAX No.: (212) 343-4171	FAX No.: (215) 679-1013

and

Cohen & Grigsby
625 Liberty Avenue, 5th Floor
Pittsburgh, PA 15222
Attn: Mark Stabile and Chris Myers
FAX No.: (412) 209-1863

9.07                        Publicity.  Except as required by applicable law, no party will make any press release or other public announcement regarding this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby until the text of such release or announcement has been submitted to the other party and the other party has approved the same.

9.08                        Third Parties.  Except as otherwise provided in this Section 9.08, this Agreement is solely for the benefit of the parties hereto, and no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party.  Without limiting the generality of the foregoing, the parties expressly confirm their agreement that (i) in addition to the Sellers and the Buyer, the other Seller Indemnified Parties and the Buyer Indemnified Parties, as the case may be, shall also enjoy the benefits of indemnities made herein which are expressly stated to be in their favor, and (ii) certain Persons are expressly given certain benefits pursuant to Section 7.06.  In this regard, the parties agree that such Persons shall have the right to enforce those provisions directly against the applicable Person.

9.09                        Interpretation.

(a)                                 The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(b)                                 The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)                                  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)                                 When a reference is made in this Agreement to a Schedule or an Exhibit, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated.

(e)                                  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)                                   Article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(g)                                  References to “$” and “Dollars” are to U.S. dollars.

9.10                        Consent to Jurisdiction.

(a)                                 Each party hereto irrevocably submits to the exclusive jurisdiction of (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware and (ii) the United States District Court for the District of Delaware for the purposes of any suit, action or other proceeding arising out of or relating to the transactions contemplated hereby, this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof (and agrees not to commence any action, suit or proceeding relating thereto except in such courts).  Each party further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such party’s respective address set forth in Section 9.06 will be effective service of process for any action, suit or proceeding in any such courts with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to the transactions contemplated hereby, this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof in (i) the Court of Chancery in and for the State of Delaware and the Superior Court in and for the State of Delaware or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided at law or in equity.

(b)                                 Each party hereby irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the transactions contemplated hereby, this Agreement, any provision hereof or the breach, performance, enforcement, validity or invalidity of this Agreement or any provision hereof.

9.11                        Miscellaneous.  This Agreement:  (a) may be amended only by a writing signed by Buyer and Seller Representative; (b) may be executed in several counterparts, each of which is deemed an original but all of which constitute one and the same instrument; (c) together with the other Transaction Documents, contains the entire agreement of the parties with respect to the transactions contemplated hereby and thereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (d) is governed by, and will be construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any conflict of laws rules; and (e) is binding upon, and will inure to the benefit of, the parties and their respective heirs, successors and permitted assigns.  The due performance or observance by a party of any of its obligations under this Agreement may be waived only by a writing signed by the party against whom enforcement of such waiver is sought, and any such waiver will be effective only to the extent specifically set forth in such writing.  The waiver by a party of any breach or violation of any provision of this Agreement will not operate as, or be construed to be, a waiver of any subsequent breach or violation hereof.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KNOLL, INC.

By:	/s/ Andrew B. Cogan
Name:	Andrew B. Cogan
Title:	Chief Executive Officer

COMPANY PARTIES:

HOLLY HUNT ENTERPRISES, INC.

By:	/s/ Holly Hunt
Name:	Holly Hunt
Title:	Chief Executive Officer, President and Treasurer

HHM1 LLC

By:	/s/ Holly Hunt
Name:	Holly Hunt
Title:	President and Manager

SELLERS:

HOLLY HUNT REVOCABLE TRUST

By:	/s/ Holly Hunt
Name:	Holly Hunt
Title:	Trustee of the Holly Hunt Revocable Trust

HUNT FAMILY TRUST

By:	/s/ Preston Hunt
Name:	Preston Hunt
Title:	Trustee of the Hunt Family Trust

Signature Page to Securities Purchase Agreement (continued)

/s/ Hunt Robert Tackbary
Hunt Robert Tackbary

/s/ Ryan Jett Tackbary
Ryan Jett Tackbary

/s/ Trent N. Tackbary
Trent N. Tackbary

ONLY FOR PURPOSES OF ARTICLE VII AND SECTION 8.08

/s/ Holly Hunt
Holly Hunt

INDEX OF DEFINED TERMS

The following terms are defined in the Agreement:

Definition	Page

Acceleration Event	6
Affiliate	33
Allocation Schedule	12
Annual Financial Statement	4
Annual Revenue Amount	4
Annual Statements	4
Auditor	5
Business	3
Business Agreements	29
Business Day	5
Business Permits	19
Buyer	1
Buyer Indemnified Party	49
Buyer Returns	44
Buyer Warranty Breach	50
Buyer’s Fundamental Warranties	52
Cap	53
Closing	38
Closing Balance Sheet	7
Closing Consideration	1
Closing Date	38
Closing Date Cash	9
Closing Working Capital	7
Code	24
Company	1
Company Debt	2
Company Expenses	2
Company Licensed IP	23
Company Owned IP	23
Company Parties	13
Company Party	13
Company Shares	1
Company Warranty Breach	49
Competing Business	41
Confidential Information	55
Current Balance Sheet	7
Current Financial Statement Date	17
Current Financial Statements	16
D&O Tail Insurance	47

Deposit Cash Requirement	9
Direct Claim	51
Earn Out Period	4
Earn-Out Payment	3
Earn-out Resolution Period	5
Employment Agreement	39
Environmental Rule	21
Equipment	22
ERISA	24
ERISA Affiliate	26
Estimated Closing Date Cash	9
Estimated Working Capital	7
Excluded Liabilities	3
Final Closing Date Cash	9
Financial Statements	16
GAAP	3
Governmental Authority	15
Governmental Order	15
Governmental Rule	15
Hazardous Substance	21
HH Brasil	49
HHE Pro Rata Share	3
HHM1	1
HHM1 Equity	1
HSR Act	15
Immigration Act	28
Indemnitee	50, 51
Indemnitor	50, 51
Intellectual Property	23
IRS	25
Key Executives	40
Lease	22
Leased Real Property	21
Leases	22
Liens	30
Losses	49
LTIP Amendment	40
Material Adverse Effect	13
Maximum Working Capital Target	7
Minimum Working Capital Target	7
Net Sales	3
Net Sales Target	3
Northern LCs	2
Owned Real Property	21
Pension Plan	26
Permitted Liens	30

Person	15
Plans	24
Post-Closing Tax Period	43
Pre-Closing Tax Period	43
Pro Rata Share	11
Proceeding	50
Purchase Price	1
Real Property	21
Related Party	33
Released Parties	42
Releasing Parties	42
Restricted Period	41
Review Period	5
Sale of the Business	6
Seller	1
Seller Group	48
Seller Indemnified Party	50
Seller Representative	10
Seller Tax Liabilities	43
Seller Warranty Breach	49
Sellers	1
Sellers’ Fundamental Warranties	52
Sellers’ Objections	5
Shares	1, 15
Straddle Period	43
Subsidiary	13
Table Note	3
Table Notes	3
Tax Claim	45
Tax Contest	45
Tax Returns	17
Taxes	17
Threshold Amount	53
Transaction Documents	39
Unpaid Company Expenses	1
WARN	28
Welfare Plan	26
Working Capital	7

Exhibits and Schedules to Securities Purchase Agreement

Exhibit A	Form of Table Notes
Exhibit B	Working Capital Calculation & Current Balance Sheet
Exhibit C	Allocation Schedule

Schedule 1.02(a)(i)	Company Debt Schedule
Schedule 1.02(a)(ii)	Unpaid Company Expenses
Schedule 1.02(b)	Excluded Liabilities
Schedule 1.02(c)	Pro Rata Share
Schedule 1.03	Net Sales
Schedule 1.04	Estimated Working Capital
Schedule 1.05	Estimated Closing Date Cash
Schedule 2.01	Organization and Qualification
Schedule 2.04	No Breach, Default, Violation or Consent
Schedule 2.05	Capitalization
Schedule 2.06	Financial Matters
Schedule 2.07	Tax Matters
Schedule 2.08	Litigation and Governmental Orders
Schedule 2.10	Business Permits
Schedule 2.11	Environmental Matters
Schedule 2.12	Real Property
Schedule 2.13	Personal Property
Schedule 2.14	Intellectual Property
Schedule 2.15	Pension and Welfare Plans
Schedule 2.16	Personnel Matters
Schedule 2.17	Insurance
Schedule 2.18	Other Material Business Agreements; Status of Business Agreements
Schedule 2.19	Title Matters
Schedule 2.20	Absence of Certain Changes and Events
Schedule 2.21	Customers and Suppliers
Schedule 2.22	Warranty and Product Liability
Schedule 2.23	Transactions with Related Parties
Schedule 6.02(a)	Consents and Approvals
Schedule 7.09(b)	Obligations Continued by the Company to be Reimbursed by Sellers
Schedule 8.01(d)	Indemnification by Sellers